Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

UNITEDHEALTH GROUP INCORPORATED,

DENALI MERGER SUB, INC.

and

DIPLOMAT PHARMACY, INC.

Dated as of December 9, 2019

TABLE OF CONTENTS

Article I THE OFFER AND THE MERGER

i

ii

Annex I	Defined Terms
Annex II	Conditions to the Offer
Exhibit A	Tender and Support Agreement
Exhibit B	Form of Articles of Incorporation of the Surviving Corporation

iii

This AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2019 (this “Agreement”), is by and among UnitedHealth Group Incorporated, a Delaware corporation (“Parent”), Denali Merger Sub, Inc., a Michigan corporation and a direct wholly owned Subsidiary of Parent (“Sub”), and Diplomat Pharmacy, Inc., a Michigan corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I, and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire, subject to the Minimum Tender Condition, any and all of the outstanding shares of common stock, no par value, of the Company (the “Company Common Stock”), for the consideration and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as soon as practicable following the Acceptance Time, upon the terms and subject to the conditions set forth in this Agreement, it is further proposed that the parties shall effect the acquisition of the Company by Parent through the merger of Sub with and into the Company, with the Company surviving (the “Merger” and, together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”) in accordance with the Michigan Business Corporation Act (the “MBCA”), whereby each Share issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares, will automatically be converted into the right to receive the Offer Price in cash, without interest;

WHEREAS, the Merger shall be governed by and effected pursuant to Section 703a(3) of the MBCA;

WHEREAS, the board of directors of Parent has approved this Agreement and the Transactions and the performance by it of its covenants and agreements contained herein;

WHEREAS, the board of directors of Sub has unanimously (a) determined that this Agreement and the Offer and the Merger are advisable, fair to and in the best interests of Sub and its sole shareholder, (b) approved the execution, delivery and performance of this Agreement by Sub and approved the consummation by Sub of the Transactions and the other covenants and agreements of Sub contained herein and (c) on the terms and subject to the conditions set forth in this Agreement, directed that this Agreement be submitted to the sole shareholder of Sub for adoption and resolved to recommend that the sole shareholder of Sub approve the adoption of this Agreement;

WHEREAS, the board of directors of the Company has unanimously (a) determined that this Agreement and the Offer and the Merger are advisable, fair to and in the best interests of the Company and its shareholders, (b) approved the execution, delivery and performance of this Agreement by the Company and approved the consummation by the Company of the Transactions and the other covenants and agreements of the Company contained herein, and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares to Sub in the Offer;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are simultaneously herewith entering into that certain Tender and Support Agreement (the “Tender and Support Agreement”), in the form attached hereto as Exhibit A, pursuant to which, among other things, such shareholders agree to tender all of the Shares owned by such shareholders into the Offer; and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

Article I
THE OFFER AND THE MERGER

Section 1.01       The Offer.

(a)           (i)               Provided that this Agreement has not been terminated pursuant to Section 7.01 and that the Company shall have complied with its obligations under this Section 1.01 and Section 1.02, as promptly as reasonably practicable after the date hereof (and, in any event, within twenty (20) Business Days after the date of this Agreement), Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 promulgated under the Exchange Act, the Offer. The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Annex II (the “Offer Conditions”), and not any other conditions. Subject to Section 1.01(a)(ii), the Offer shall initially expire at 12:01a.m. (New York City time) on the date that is twenty-one (21) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act). Sub expressly reserves the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, Sub shall not, and Parent shall not permit Sub to, (A) reduce the number of Shares subject to the Offer, (B) reduce the Offer Price, (C) amend, modify or waive the Minimum Tender Condition, (D) add to the Offer Conditions or amend, modify or supplement any Offer Condition or other term of the Offer in any manner adverse to any holder of Company Common Stock, (E) except as expressly provided in Section 1.01(a)(ii), terminate, extend or otherwise amend or modify the expiration date of the Offer (or take any other action that would have the effect of extending the expiration date of the Offer), (F) change the form of consideration payable in the Offer or (G) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(ii)              Notwithstanding any other provision of this Agreement to the contrary, Sub shall, and Parent shall cause Sub to, (A) extend the Offer on one or more occasions, in consecutive increments of up to ten (10) Business Days (or such longer period as the parties may agree) each, if, at any then-scheduled expiration of the Offer, any Offer Condition (other than the Minimum Tender Condition) shall not have been satisfied or waived, until such time as each such condition shall have been satisfied or waived and (B) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; provided, however, that Sub shall not be required to extend the Offer beyond the Outside Date. Notwithstanding any other provision of this Agreement to the contrary, if, at any then-scheduled expiration of the Offer, each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, then Sub may and, if requested by the Company, Sub shall, and Parent shall cause Sub to, extend the Offer up to twenty (20) Business Days; provided, further, that Sub shall not be required to extend the Offer beyond the Outside Date.

(iii)            Upon the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, (A) no later than one (1) Business Day following any then-scheduled expiration of the Offer (if each Offer Condition shall have been satisfied or, if permitted by this Agreement, waived at such time) irrevocably accept for payment all Shares that are validly tendered (and not properly withdrawn) pursuant to the Offer (provided, that, for the avoidance of doubt, if the date of such expiration is the Outside Date, such acceptance shall occur on the Outside Date) (such acceptance, the “Offer Closing”) and (B) following such acceptance, promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act), and in any event within three (3) Business Days (for this purpose calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) after the expiration date of the Offer pay for each such Share in an amount equal to $4.00 (such amount, or any other amount per share paid in the Offer in accordance with this Agreement, the “Offer Price”) net to the seller in cash, without interest.

(iv)             The date and time at which the Offer Closing occurs is referred to in this Agreement as the “Acceptance Time.” The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with Section 1.01(a)(ii)), unless this Agreement is validly terminated in accordance with Section 7.01. If (A) at any then-scheduled expiration of the Offer, (1) each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived, (2) the Minimum Tender Condition shall not have been satisfied and (3) no further extensions or re-extensions of the Offer are permitted or required pursuant to Section 1.01(a)(ii) or (B) this Agreement is terminated pursuant to Section 7.01, then, in each case, Sub shall promptly (and, in any event, within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. The termination of the Offer pursuant to clause (A) of the immediately preceding sentence is referred to in this Agreement as the “Offer Termination,” and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date.” If the Offer is terminated or withdrawn by Sub, or this Agreement is terminated in accordance with Section 7.01, Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all tendered Shares to the registered holders thereof.

(b)               As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Sub shall file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement, if any, and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any amendments or supplements thereto, the “Offer Documents”), and, subject to the Company’s compliance with Section 1.02, cause the Offer Documents to be disseminated to the holders of Shares as, and to the extent, required by applicable Law. The Company shall promptly furnish to Parent and Sub in writing all information concerning the Company that is required by the Exchange Act or otherwise reasonably requested by Parent to be set forth in the Offer Documents. Parent, Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably advisable to include in the Offer Documents in order to satisfy applicable Laws. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent and Sub shall provide the Company a reasonable opportunity to review and to propose comments on such Offer Documents or response and Parent and Sub shall give reasonable consideration to any timely comments provided by the Company. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall, with the Company’s cooperation, take all reasonable steps to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Notwithstanding the foregoing, Parent and Sub shall have no responsibility with respect to any information supplied by the Company for inclusion or incorporation by reference in the Offer Documents to the extent permitted by applicable Law. Parent and Sub shall promptly notify the Company upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Sub and their respective Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand (and shall orally describe any oral comments). Parent and Sub shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Offer Documents.

(c)               Parent shall provide, or cause to be provided to Sub, on a timely basis, all of the funds necessary to purchase any Shares that Sub becomes obligated to purchase pursuant to the Offer; provided that in no way shall this Section 1.01(c) reduce, offset or limit the obligations of Parent pursuant to Section 2.02(a).

(d)               The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring after the execution of this Agreement by all parties hereto and prior to acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall as so adjusted from and after the date of such event, be the Offer Price; provided, however, that nothing in this Section 1.01(d) shall be deemed to permit or authorize the Company to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 1.02       Company Actions. (a) The Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC, on the date the initial Offer Documents are filed with the SEC, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which shall, subject to the provisions of Section 5.03: (i) reflect the terms and conditions of this Agreement and (ii) describe and make the Company Recommendation with respect to the Offer (provided that there has not been a Change of Company Recommendation to the extent permitted by Section 5.03). The Company and Parent shall reasonably cooperate to cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares. Parent and Sub shall promptly furnish to the Company in writing all information concerning Parent and Sub that is required by the Exchange Act or otherwise reasonably requested by the Company to be set forth in the Schedule 14D-9. Parent, Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably advisable to include in the Schedule 14D-9 in order to satisfy applicable Laws. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on the Schedule 14D-9 (or any amendment or supplement thereto) or response and the Company shall give reasonable consideration to any timely comments provided by Parent. Notwithstanding anything to the contrary in this Agreement, the Company may amend or supplement the Schedule 14D-9 in connection with the Company’s board of directors effecting a Change of Company Recommendation in accordance with Section 5.03 without the prior consent of Parent and without providing Parent or its counsel an opportunity to review or comment thereon. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall, with Parent and Sub’s cooperation, take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Notwithstanding the foregoing, the Company shall have no responsibility with respect to any information supplied by Parent or Sub for inclusion or incorporation by reference in the Schedule 14D-9 to the extent permitted by applicable Law. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand (and shall orally describe any oral comments). The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Schedule 14D-9. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation contained in the Schedule 14D-9. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 3.23.

(b)               In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Parent and Sub promptly with such assistance and such information as Parent, Sub or any of their Representatives may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Shares, including mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date, together with copies of lists of shareholders, security position listings and computer files in the Company’s possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information (including updated lists of record holders and shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Sub (i) shall keep confidential and not disclose such information, including the information contained in any such labels, lists, listings and files, in each case as required by the Confidentiality Agreement, (ii) shall use such information only (and shall not disclose any such information except) in connection with the Offer and the Merger and, (iii) if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy, except with respect to securely maintained electronically archived copies the destruction of which is not feasible, all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 1.03       The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions in this Agreement, and in accordance with the MBCA, at the Effective Time, Sub shall be merged with and into the Company, whereupon the separate existence of Sub shall cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Parent and shall succeed to and assume all the properties, rights, privileges, powers, franchises, debts, liabilities and obligations of Sub and the Company in accordance with Section 724 of the MBCA. The Merger shall be effected pursuant to Section 703a(3)(a) of the MBCA and shall be effected as soon as practicable following the Acceptance Time (and in any event in accordance with Section 1.04).

Section 1.04       Closing. The closing of the Merger (the “Closing”) will take place at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, as soon as practicable on the same Business Day as the Acceptance Time, provided that if the conditions set forth in Article VI shall not be satisfied or waived in accordance with this Agreement at such time (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the second (2nd) Business Day after which each of the conditions set forth in Article VI shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the parties hereto may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.05       Effective Time. Substantially concurrently with the Closing, the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Department of Licensing and Regulatory Affairs, Corporations, Securities & Commercial Licensing Bureau for the State of Michigan in such form as required by, and duly executed in accordance with, Section 707 of the MBCA. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Department of Licensing and Regulatory Affairs, Corporations, Securities & Commercial Licensing Bureau for the State of Michigan or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.06       Organizational Documents, Directors and Officers of the Surviving Corporation.

(a)               Organizational Documents. At the Effective Time (i) the Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit B, and as so amended and restated shall be the articles of incorporation of the Surviving Corporation, and (ii) the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the bylaws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation.

(b)               Directors. Subject to applicable Law, the parties hereto shall take all requisite action such that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(c)               Officers. The parties hereto shall take all requisite action such that the officers of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the officers of Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Article II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01       Conversion of Securities.

(a)               At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i)                 Conversion of Company Common Stock. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”, including each outstanding award of shares of Company Common Stock subject to forfeiture restrictions or other restrictions (“Restricted Stock”)), issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(a)(ii), shall automatically be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.01(a)(ii)) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest thereon, into which the Shares represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 2.01(a)(i) upon the surrender thereof in accordance with Section 2.02 and subject to Section 2.05.

(ii)              Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are owned by the Company or held in the Company’s treasury and all Shares owned by Parent, Sub or any of their respective wholly owned Subsidiaries (in each case, other than those held on behalf of any third party) (collectively, the “Cancelled Shares”) shall cease to be outstanding, shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii)            Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

(b)               Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, during the period from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of Shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Offer Price and the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.01(b) shall be deemed to permit or authorize the Company to effect any such change that it is not authorized or permitted to undertake pursuant to this Agreement.

Section 2.02       Exchange of Certificates; Payment for Shares.

(a)               Paying Agent. Prior to the Acceptance Time, Parent shall designate Computershare Trust Company, N.A. or another U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (such paying agent, which, if practicable, shall also be the depository pursuant to the Offer, the “Paying Agent”) for the holders of Shares to receive the funds to which such holders shall become entitled pursuant to this Agreement and, without limiting the generality of Section 1.01(c) or Section 5.02(b), deposit, or cause to be deposited, prior to or concurrently with the Acceptance Time, with the Paying Agent, in immediately available funds, a cash amount equal to the sum of the Aggregate Offer Consideration plus the Aggregate Common Stock Consideration (the “Exchange Fund”). The Exchange Fund shall be held in trust by the Paying Agent for the benefit of the holders of Shares that Sub becomes obligated to purchase, in accordance with the terms of this Agreement, pursuant to the Offer and for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 1.01(a)(iii) and this Section 2.02, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments, which additional funds will be deemed to be part of the Exchange Fund and will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by Section 1.01(a)(iii) and this Section 2.02. Funds made available to the Paying Agent shall, if Parent so chooses, be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares pursuant to Section 1.01(a)(iii) and this Section 2.02; provided, that no such investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from the obligation to make the payments required by Section 1.01(a)(iii) and this Section 2.02, and following any losses from any such investment, Parent shall promptly provide, or cause to be provided, additional funds to the Paying Agent, to be held in trust by the Paying Agent for the benefit of the holders of Shares, in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund and will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by Section 1.01(a)(iii) and this Section 2.02. Any interest or income produced by such investments shall become a part of the Exchange Fund, and any cash amounts in excess of the amounts payable in accordance with Section 1.01(a)(iii) and this Section 2.02 shall be promptly returned to Parent. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares and to make payments from the Exchange Fund in accordance with Section 1.01(a)(iii) and this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 1.01(a)(iii) and this Section 2.02, except as expressly provided for in this Agreement.

(b)               Procedures for Surrender. As promptly as practicable after the Closing and in any event not later than the third (3rd) Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify, subject to the reasonable consent of the Company; and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate and such other documents as may customarily be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i) (less any required Tax withholdings as provided in Section 2.05), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment shall pay to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.01(a)(i). In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other customary evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to exchange and deliver as promptly as reasonably practicable after the Effective Time (but in no event more than two (2) Business Days thereafter), the Merger Consideration in respect of each such Share (less any required Tax withholdings as provided in Section 2.05), and the Book-Entry Shares of such holder shall forthwith be cancelled. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.

(c)               Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company of Shares that were outstanding immediately prior to the Effective Time. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to any Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or as shareholders of the Company except the right to receive the Merger Consideration, without interest thereon, into which the Shares have been converted pursuant to Section 2.01(a)(i) upon the surrender thereof in accordance with this Section 2.02 and subject to Section 2.05. If, after the Effective Time, Certificates or Book-Entry Shares formerly representing Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)               Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the date that is two hundred seventy (270) days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that remains unclaimed by, or otherwise undistributed to, holders of Shares that were outstanding at the Effective Time, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.02(b), without interest. If any Certificates or Book-Entry Shares shall not have been surrendered prior to the second (2nd) anniversary of the Effective Time, any unclaimed funds payable with respect to such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Sub, the Surviving Corporation or the Paying Agent shall be liable to any person for any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)               Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that the owner of such lost, stolen or destroyed Certificate may be required, as a condition precedent to the payment of such Merger Consideration, to provide a bond in a customary amount as Parent or the Paying Agent may reasonably require, if so required by Parent or by the policies and procedures of the Paying Agent, as indemnity against any claim that may be made against Parent, the Paying Agent or the Surviving Corporation.

Section 2.03       Treatment of Company Options, RSUs and Company Stock Plans.

(a)               Treatment of Company Non-Employee Options. At the Effective Time, each Company Non-Employee Option that is outstanding immediately prior to the Effective Time shall be cancelled by virtue of the Merger without any action on the part of the holder thereof and, in exchange therefor, each holder of any such cancelled Company Non-Employee Option shall be entitled to receive, in consideration of the cancellation of such Company Non-Employee Option and in settlement therefor, a payment in cash of an amount equal to the product of (y) the total number of Shares subject to such cancelled Company Non-Employee Option, multiplied by (z) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per Share subject to such cancelled Company Non-Employee Option, without interest (such amounts payable hereunder, the “Option Payments”) (less any required Tax withholdings as provided in Section 2.05); provided, however, that any such Company Non-Employee Option with respect to which the exercise price per Share subject thereto is equal or greater than the Merger Consideration shall be cancelled in exchange for no consideration. From and after the Effective Time, no Company Non-Employee Option shall be outstanding or exercisable, and each Company Non-Employee Option holder shall be entitled only to the payment provided for in this Section 2.03(a).

(b)               Treatment of Company Employee Options. At the Effective Time, each Company Employee Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of any holder of such Company Employee Option, cease to represent an option to purchase Shares and shall be converted into an option to purchase a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) (A) in the case of a service-based Company Employee Option, the total number of Shares subject to such Company Employee Option immediately prior to the Effective Time or (B) in the case of a performance-based Company Employee Option, the number of Shares earned based on actual performance, if the performance period ends on or before the Closing Date, or the number of Shares as set forth on Section 2.03(b) of the Company Disclosure Letter, if the performance period ends after the Closing Date, and (y) the Equity Award Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Employee Option immediately prior to the Effective Time divided by (B) the Equity Award Conversion Ratio; provided, however, that the conversion of the Company Employee Options as provided in this Section 2.03(b) shall in any event be done in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Employee Option to which Section 422 of the Code applies, the conversion of such option shall be done in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code (such Company Employee Options, as converted pursuant to this sentence, the “Converted Options”). Each Converted Option will be subject to the same terms and conditions, including vesting and exercisability, as applied to the Company Employee Option for which the Converted Option was exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other changes that are necessary for the administration of the Converted Option and not materially detrimental to the holder thereof.

(c)               Treatment of non-Accelerated Restricted Stock Units. At the Effective Time, except as otherwise provided in Section 2.03(d), each outstanding award of restricted stock units (“RSUs”) in respect of Shares granted pursuant to a Company Stock Plan (each, an “RSU Award”) shall, by virtue of the Merger and without any action on the part of any holder of such RSU Award, cease to represent a restricted stock unit award denominated in Shares and shall be converted into a restricted stock unit award denominated in shares of Parent Common Stock and relating to a number of shares of Parent Common Stock equal to the product of (i) (A) in the case of a service-based RSU Award, the total number of Shares subject to such RSU Award immediately prior to the Effective Time, or (B) in the case of a performance-based RSU Award, the number of Shares earned based on actual performance, if the performance period ends on or before the Closing Date, or the number of Shares as set forth on Section 2.03(c) of the Company Disclosure Letter, if the performance period ends after the Closing Date, multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares (such RSU Awards, as converted pursuant to this sentence, the “Converted RSU Awards”). Each Converted RSU Award will be subject to the same terms and conditions, including vesting and settlement, as applied to the RSU Award for which the Converted RSU Award was exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other changes that are necessary for the administration of the Converted RSU Award and not materially detrimental to the holder thereof.

(d)               Treatment of Accelerated Restricted Stock Units. At the Effective Time, each RSU Award that by its terms in effect as of the date hereof shall automatically become fully or partially vested effective immediately prior to or upon the consummation of the Transactions (without the required occurrence of termination of employment or any other event) shall be cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (y) the Merger Consideration multiplied by (z) the number of Shares subject to such cancelled RSU Award, without interest (such amounts payable hereunder, the “RSU Payments”) (less any required Tax withholdings as provided in Section 2.05).

(e)               Parent Funding. At the Effective Time, Parent shall deposit with the Surviving Corporation cash in the amount necessary to make the payments required under Section 2.03(a) and Section 2.03(d), if any. Parent shall cause the Surviving Corporation to pay, as promptly as practicable after the Effective Time, the applicable Option Payments and RSU Payments, if any, to the holders of Company Non-Employee Options described in Section 2.03(a) and the holders of RSUs described in Section 2.03(d), in each case, subject to Section 2.05.

(f)                Prior to the Effective Time, the Company, the Company’s board of directors or the appropriate committee thereof, as applicable, shall (i) with respect to any performance-based Company Employee Option or RSU Award for which the applicable performance period ends on or before the Closing Date, certify the achievement of the applicable performance conditions without the exercise of discretion and (ii) adopt any resolutions and take any other actions which are reasonably necessary to effectuate the provisions of this Section 2.03.

Section 2.04       No Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, no shareholder of the Company shall have any dissenters’ rights provided for in the MBCA in connection with the Transactions.

Section 2.05       Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement in respect of the Shares, Company Options and RSU Awards vested or cancelled in the Merger, such amounts as it is required to deduct and withhold with respect to the making of such payment, or the vesting, waiver of restrictions or other actions provided for in this Agreement, under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (a) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options or RSU Awards in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the publicly available Company SEC Documents filed with, or furnished to, the SEC on or after January 1, 2017 and prior to the date of this Agreement, other than (i) disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings and (ii) any other similar disclosures that are cautionary, predictive or forward-looking in nature, in any such publicly available Company SEC Documents, in each case, where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure or (b) as disclosed in the separate disclosure letter that has been delivered by the Company to Parent and Sub prior to the execution of this Agreement, including the documents attached to such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item to such other section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Sub as follows:

Section 3.01       Organization and Qualification; Subsidiaries.

(a)               The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Michigan. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or otherwise authorized as a foreign corporation to do business and is in good standing (or the equivalent thereof), in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had or would not have a Company Material Adverse Effect.

(b)               Each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization. Each Company Subsidiary has all requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or otherwise authorized as a foreign corporation or limited liability company to do business and is in good standing (or the equivalent thereof), in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(c)               Section 3.01(c) of the Company Disclosure Letter lists all of the Company Subsidiaries and any other joint ventures, partnerships or similar arrangements in which the Company or any Company Subsidiary has a limited liability, partnership or other equity interest (or any other security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any interest in any such person, or any contractual arrangement that approximates any such relationship) and the amount and percentage of any such interest, and the amount and percentage that any other person holds in such person. The Company does not directly or indirectly control or own any capital stock of, or other voting securities or equity or similar interests, or investment, or have any obligation to invest, in any person which is not listed on Section 3.01(c) of the Company Disclosure Letter. Neither the Company nor any “significant subsidiary” of the Company, within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act, has, since January 1, 2017, filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Laws or similar state or federal Law, become insolvent (considered together with the Company and the other Company Subsidiaries) or become subject to conservatorship or receivership.

(d)               The Company has made available to Parent prior to the date of this Agreement true and complete copies of (i) the Third Amended and Restated Articles of Incorporation of the Company (the “Company Charter”) and (ii) the Bylaws of the Company (the “Company Bylaws,” and collectively with the Company Charter, the “Company Organizational Documents”), and the Organizational Documents for each Company Subsidiary, in each case, as amended through the date of this Agreement. Each of the Company Organizational Documents and the Organizational Documents for each Company Subsidiary are in full force and effect, and neither the Company nor any Company Subsidiary is in violation of any of the applicable provisions of such documents.

Section 3.02       Capitalization.

(a)               The authorized capital stock of the Company is 600,000,000 shares, consisting of (i) 590,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of the Company’s preferred stock (“Company Preferred Stock”). As of the close of business on December 3, 2019 (the “Specified Date”), (i) 75,997,792 Shares were issued and outstanding (including 186,969 shares of Restricted Stock), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held in treasury and (iv) no other shares of capital stock of the Company were issued or outstanding.

(b)               As of the close of business on the Specified Date, the Company had no Shares or Company Preferred Stock reserved for issuance, except for the Shares reserved for issuance under the Company Stock Plans (of which there are 3,728,967 Shares subject to outstanding Company Options and 3,804,042 Shares subject to outstanding RSUs, in each case assuming performance levels were achieved at 100%).

(c)               Section 3.02(c) of the Company Disclosure Letter contains a correct and complete list as of the Specified Date of outstanding Company Options, Restricted Stock and RSUs, including for each such award (as applicable) (i) the holder (and, in the case of a Company Option, identifying whether the holder is a former employee), (ii) the type of award, (iii) the number (or, in the case of an award subject to performance conditions, target number) of Shares currently subject to each award, (iv) the applicable Company Stock Plan under which such award was granted, (v) the exercise price, if applicable, and (vi) the grant date, term and vesting schedule. All outstanding Shares are, and all Shares that may be issued upon the exercise of Company Options or the vesting of RSUs shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right. Each Company Option was issued with an exercise price that is at least equal to the fair market value of a share of Company Common Stock, as determined in accordance with Section 409A of the Code, on the applicable date of grant.

(d)               Except for the Company Options, Restricted Stock and RSUs referred to in Section 3.02(b) and set forth in Section 3.02(c) of the Company Disclosure Letter and in the related award agreements and the issuance of any Company Options, Restricted Stock or RSUs as set forth in Section 5.01 of the Company Disclosure Letter or to which Parent otherwise consents in writing after the date of this Agreement, there are not issued, reserved for issuance, outstanding or existing any (i) options, warrants, calls, derivative contracts, forward sale contracts, subscriptions, preemptive rights, stock appreciation rights, redemption rights, repurchase rights or other rights, convertible securities, agreements or commitments of any character to which the Company is a party, or by which the Company is bound, obligating the Company to issue, transfer or sell, or cause to be issued or sold, any shares of capital stock or other equity interest in the Company or securities convertible into or exchangeable or exercisable for such shares or equity interests relating to or based on the value of the equity securities of the Company, (ii) obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company, or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting or registration of the capital stock or other equity interests of the Company. The Company does not have any obligation to grant any preemptive or antidilutive or similar rights with respect to any security issued by the Company or any Company Subsidiary. Since the close of business on the Specified Date through the date of this Agreement, the Company has not issued any Shares or other class of equity security (other than Shares in respect of Company Options and RSUs or as would otherwise be permissible pursuant to Section 5.01(b)).

(e)               No dividends or similar distributions have accrued or been declared but are unpaid on the Company Common Stock, Company Options, RSUs, shares of capital stock or other equity interests of the Company, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any of the Company Common Stock, Company Options, RSUs, shares of capital stock or other equity interests, as applicable.

(f)                There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of the Company may vote.

(g)               The Company does not have any obligation to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (other than a wholly owned Company Subsidiary), except as set forth in the Organizational Documents.

Section 3.03       Company Subsidiaries.

(a)               The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Liens (other than transfer restrictions under applicable federal and state securities Laws), and all of such outstanding shares of capital stock or other equity securities are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company owns any Shares or shares of capital stock or other equity interests in another person that is not a Subsidiary of the Company.

(b)               There are not issued, reserved for issuance, outstanding or existing any (i) options, warrants, calls, commitments, agreements, derivative contracts, forward sale contracts, subscriptions, preemptive rights, stock appreciation rights, redemption rights, repurchase rights or other rights, convertible securities, agreements, commitments or undertakings of any character to which any Company Subsidiary is a party, or by which any Company Subsidiary is bound, obligating any of the Company Subsidiaries to issue, deliver, transfer or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity interest in any of the Company Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests relating to or based on the value of the equity securities of any Company Subsidiary, (ii) obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity securities of any of the Company Subsidiaries or (iii) voting trusts or similar agreements to which any Company Subsidiary is a party with respect to the voting or registration of the capital stock or other equity interest of any Company Subsidiary. No Company Subsidiary has any obligation to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (other than a wholly owned Company Subsidiary), except as set forth in the Organizational Documents of the Company Subsidiaries. No Company Subsidiary has any obligation to grant any preemptive or antidilutive or similar rights with respect to any security issued by the Company.

(c)               There are no outstanding bonds, debentures, notes or other Indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders or other equityholders of any Company Subsidiary may vote.

Section 3.04       Authority.

(a)               The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the satisfaction of the conditions of Section 703a of the MBCA, to consummate the Transactions. The execution, delivery and, assuming that the conditions of Section 703a of the MBCA have been satisfied, performance of this Agreement by the Company and the consummation by the Company of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Company’s board of directors and, other than the filing of the Certificate of Merger with the Department of Licensing and Regulatory Affairs, Corporations, Securities & Commercial Licensing Bureau for the State of Michigan, no additional corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Offer and the Merger. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by the Company will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement and any such other agreements or instruments by Parent and Sub, as applicable, and assuming the accuracy of the representations and warranties contained in Section 4.06(b)) this Agreement constitutes, and when executed and delivered, such other agreements and instruments will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)               The Company’s board of directors has unanimously (i) determined that this Agreement and the Offer and the Merger are advisable, fair to and in the best interests of the Company and its shareholders, (ii) approved the execution, delivery and performance of this Agreement by the Company and approved the consummation by the Company of the Transactions and the other covenants and agreements of the Company contained herein, and (iii) on the terms and subject to the conditions set forth in this Agreement, recommended that the shareholders of the Company accept the Offer and tender their Shares to Sub pursuant to the Offer, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

Section 3.05       No Conflict; Required Filings and Consents.

(a)               Assuming the accuracy of the representations and warranties contained in Section 4.06(b), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not: (i) conflict with or violate any provision of the Company Charter or Company Bylaws or any of the Organizational Documents of any of the Company Subsidiaries; (ii) assuming the satisfaction of the conditions of Section 703a of the MBCA and assuming that all consents, approvals and authorizations described in Section 3.05(b) have been obtained and all filings and notifications described in Section 3.05(b) have been made and any waiting periods thereunder have terminated or expired, materially conflict with or materially violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) materially violate, materially conflict with, result in any material breach of or any loss of any material benefit under, or constitute a material default under (with or without notice or lapse of time, or both), or result in termination, cancellation, acceleration or give to others any right of termination, vesting, material amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties, rights or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract or any material Company Permit to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets are bound) or result in any material loss, suspension, limitation or impairment of any right of the Company or any Company Subsidiary to own or use any asset required for the conduct of the business of the Company or the Company Subsidiaries.

(b)               None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Department of Licensing and Regulatory Affairs, Corporations, Securities & Commercial Licensing Bureau for the State of Michigan, (ii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC and any amendments or supplements thereto, (iii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iv) compliance with the applicable requirements of the Exchange Act, the Securities Act or any applicable states securities, takeover and “blue sky” laws, (v) filings as may be required under the rules and regulations of the NYSE and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not have a Company Material Adverse Effect.

Section 3.06       Permits; Compliance with Laws.

(a)               The Company and each Company Subsidiary (i) is, and since January 1, 2017 has been, in possession of all authorizations, licenses, permits, certificates (including certificates of occupancy), variances, waivers, credentials, exemptions, approvals, orders, registrations, identification numbers, grants, consents, qualifications and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets as presently conducted and used, and to carry on and operate its businesses as currently conducted (the “Company Permits”) and (ii) has filed all tariffs, reports, notices and other documents with all applicable Governmental Entities and has timely paid all fees and assessments due and payable, in each case in connection with such Permits, except in the case of each of clause (i) and (ii), as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect: (A) each of the Company Permits is valid and in full force and effect and not subject to any administrative or judicial Proceeding that would result in any adverse modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Permit is threatened by a Governmental Entity and (B) the Company and each Company Subsidiary is, and has at all times since January 1, 2017 been, in compliance with the terms, conditions and requirements of all Company Permits.

(b)               The Company and each of the Company Subsidiaries is, and since January 1, 2017 has been, in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities and properties or assets owned or used by them, except for such non-compliance that would not have a Company Material Adverse Effect. Since January 1, 2017, neither the Company nor any Company Subsidiary has received any written notice or, to the knowledge of the Company, other communications, from any Governmental Entity regarding any actual or alleged failure to comply with any applicable Law in any material respect.

(c)               None of the Company nor any Company Subsidiary, nor any Representative acting on behalf of the Company or any Company Subsidiary has materially violated or is in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other Law (excluding Health Care Laws) relating to bribery, corruption or similar activities, nor has any such person (i) used any funds of the Company or any Company Subsidiary for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any Company Subsidiary; (iii) established or maintained any unlawful fund of monies or other assets of the Company or any Company Subsidiary; (iv) made any fraudulent entry on the books or records of the Company or any Company Subsidiary; (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any Company Subsidiary; or (vi) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

Section 3.07       Company SEC Documents; Company Financial Statements.

(a)               Since January 1, 2017, the Company has timely filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, certifications and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished (as applicable) by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”) and has timely paid all fees due in connection therewith. As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the reports filed by the Company with the SEC. To the knowledge of the Company, (i) none of the Company SEC Documents is the subject of ongoing SEC review and (ii) there are no internal investigations pending or threatened regarding any accounting practices of the Company. No Company Subsidiary is subject to the reporting requirements of the Exchange Act or is subject to the reporting requirements of any foreign Governmental Entity that regulates securities or any applicable foreign securities Law or any exchange or quotation service.

(b)               Since January 1, 2017, (i) the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE and (ii) no executive officer of the Company has failed in any respect to timely make the certifications required of him or her under Sections 302 or 906 of the Sarbanes Oxley Act. The audited annual consolidated financial statements and unaudited quarterly consolidated financial statements (including, in each case, all related notes thereto) of the Company and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (w) complied in all material respects, and were prepared in accordance, with, in all material respects, all applicable accounting requirements and the rules and regulations of the SEC, the Exchange Act and the Securities Act with respect thereto, (x) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved, subject, in the case of unaudited statements, to normal year-end adjustments and the absence of notes, (y) present fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of quarterly consolidated financial statements, for normal year-end adjustments that were not or will not be material in amount or effect) and (z) have been prepared from and are in accordance with the books and records of the Company and the Company Subsidiaries. There are no unconsolidated Subsidiaries of the Company.

(c)               Neither the Company nor any of the Company Subsidiaries is a party to, nor does it have any obligation or other commitment to become a party to, any material “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Act).

(d)               Since January 1, 2017, (i) none of the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any Representative of the Company or any Company Subsidiary, has received any written complaint, allegation or claim regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, or any complaint, allegation or claim, whether written or to a compliance hotline or similar reporting method, from employees of the Company or any Company Subsidiary regarding questionable accounting or auditing matters with respect to the Company or any Company Subsidiary, and (ii) no attorney representing the Company or any Company Subsidiary has reported evidence of a violation of securities Laws or breach of fiduciary duty by the Company or any Company Subsidiary or any of their respective Representatives to the Company’s board of directors or any committee thereof, or to any executive officer of the Company.

(e)               Section 3.07(e) of the Company Disclosure Letter sets forth the amount and a description of the aggregate Indebtedness for borrowed money (including guarantees of Indebtedness for borrowed money of any other person) of the Company and each Company Subsidiary outstanding as of November 29, 2019, and since such date until the date hereof neither the Company nor any Company Subsidiary has incurred any additional Indebtedness for borrowed money.

Section 3.08       Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries expressly for inclusion or incorporation by reference in any of the Offer Documents or the Schedule 14D-9 (the Offer Documents and the Schedule 14D-9, collectively, the “SEC Transaction Documents”) will, at the time such SEC Transaction Document is filed with the SEC, at any time such SEC Transaction Document is amended or supplemented or at the time such SEC Transaction Document is first published, sent or given to the holders of Shares, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the following sentence, the Schedule 14D-9 will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the SEC Transaction Documents based on information supplied by Parent or Sub or any of their Representatives specifically for inclusion (or incorporation by reference) therein.

Section 3.09       Internal Controls and Disclosure Controls. The Company has established and maintains a system of disclosure controls and procedures and internal control over financial reporting (as defined in Rules 13a-15 and 15d-15 of the Exchange Act) sufficient to comply in all material respects with all legal and accounting requirements applicable to the Company and the Company Subsidiaries and as otherwise required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to provide reasonable assurance that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to timely make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed based on its most recently completed evaluation of the Company’s internal control over financial reporting to the Company’s auditors and the audit committee of the Company’s board of directors (a) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting and each such deficiency, weakness and fraud so disclosed to the Company’s auditors or the audit committee of the board of directors, if any, has been disclosed to Parent prior to the date hereof. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 12b-2 of the Exchange Act.

Section 3.10       Absence of Certain Changes.

(a)               Except as otherwise expressly contemplated by this Agreement, from December 31, 2018 through the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects.

(b)               Since December 31, 2018 through the date of this Agreement, neither the Company nor any Company Subsidiary has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to, or otherwise constitute a breach of, Section 5.01(c), (f), (g), (h), (i), (k), (m), (o), (p) or (r).

(c)               Since December 31, 2018, there has not been a Company Material Adverse Effect.

Section 3.11       Absence of Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any fines, penalties, awards, costs and expenses (including attorneys and other professional’s fees), debts, liabilities, commitments, duties and obligations of any nature (whether known or unknown, monetary or non-monetary, accrued, absolute, contingent or otherwise and whether due or to become due and regardless of when asserted or whether it is accrued or required to be accrued or disclosed pursuant to GAAP) (each, a “liability”), other than liabilities (a) disclosed or reserved against in the unaudited consolidated balance sheet of the Company included in the Quarterly Report on Form 10-Q as of September 30, 2019 in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since September 30, 2019, (c) expressly contemplated by this Agreement or (d) that otherwise would not have a Company Material Adverse Effect.

Section 3.12       Litigation. There is no material legal or administrative demand, suit, claim, action, proceeding, investigation, charge, complaint, audit, formal inquiry, mediation or arbitration by or before any Governmental Entity (collectively, “Proceeding”), material subpoena, material civil investigative demand or other material request for information to which the Company or any Company Subsidiary is a party, or that involves any of their respective properties, assets or businesses, pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary, nor any of their respective properties, assets or businesses, is subject to any material outstanding Judgment. There is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge any of the Transactions.

Section 3.13       Employee Benefits.

(a)               Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan and specifies whether any Company Benefit Plan permits participation by employees covered by a Collective Bargaining Agreement. “Company Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any disability, vacation or paid-time-off, incentive, bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, policy, program or arrangement, in each case, maintained, sponsored or contributed to, or required to be contributed to, by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary would reasonably be expected to have any liability, other than any plan, policy, program, or arrangement which is required to be maintained by applicable Law. With respect to each material Company Benefit Plan, the Company has provided to Parent, prior to the date of this Agreement, true and complete copies (to the extent applicable) of (i) the plan document, including any amendments thereto, or a written summary of such plan, (ii) the most recent determination of opinion letter, (iii) all material trust agreements, insurance contracts or other funding arrangements, (iv) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (v) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor and (vi) all material current summary plan descriptions.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been established and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) there are no material Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan or the assets of such Company Benefit Plan, (iii) all contributions, reimbursements, premium payments and other payments required to be made by the Company or any Company Subsidiary to any Company Benefit Plan have been made in full on or before their applicable due dates and (iv) each Company Benefit Plan that is subject to Section 409A of the Code complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or is the subject of an opinion letter for a prototype or volume submitter plan, and, to the knowledge of the Company, no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the related trust.

(c)               Section 3.13(c) of the Company Disclosure Letter lists each Company Benefit Plan that provides health or welfare benefits after retirement or other termination of employment, other than (i) as required by Law or (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee).

(d)               At no time during the six (6)-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code or any multiemployer pension plan (as defined in Section 4001(a)(3) of ERISA). No Company Benefit Plan is a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA or Section 413 of the Code.

(e)               Except as otherwise contemplated under this Agreement, neither the execution nor delivery of this Agreement, shareholder approval of this Agreement, nor the consummation of the contemplated Transactions contemplated hereby will, whether alone or in combination with any other event(s), (i) result in any payment becoming due, accelerate the time of payment or vesting, or materially increase the amount, of compensation or benefits due to any current or former Company Employee or officer, director or individual consultant of the Company or any Company Subsidiary, (ii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iii) limit or restrict the right of the Company to merge, amend or termination any of the Company Benefit Plans, or (iv) result in any payment under any of the Company Benefit Plans or any other arrangement that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan provides for a “gross-up” or similar payment, including in respect of any amount of “excise tax” that may become payable under Section 4999 of the Code or of interest or additional Taxes under Section 409A(a)(1)(B) of the Code.

Section 3.14       Labor.

(a)               (i) Neither the Company nor any Company Subsidiary is the subject of any material Proceeding asserting that the Company or any Company Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor, to the knowledge of the Company, is any such Proceeding threatened, (ii) there are no material charges or complaints against the Company or any Company Subsidiary pending with or threatened in writing by the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, or any other Governmental Entity, (iii) except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary are, and since January 1, 2017 have been, in compliance with all applicable Employment Laws, including Laws in respect of reduction in force (including notice, information and consultation requirements), and there is no claim of any kind pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary concerning employment-related matters or breach of any Employment Laws, and (iv) since January 1, 2017, there has been no work stoppage, labor strike, slowdown, or lockout, or, to the knowledge of the Company, threat thereof, against the Company or any Company Subsidiary. Since, January 1, 2017, and except as set forth on Section 3.14(a) of the Company Disclosure Letter, (i) neither the Company nor any Company Subsidiary is or has been a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union or similar organization (each a “Collective Bargaining Agreement”), (ii) no employees of the Company or any Company Subsidiary have been represented by any labor union or similar organization with respect to their employment for the Company or any Company Subsidiary and (iii) to the knowledge of the Company, there have been no activities or Proceedings of any labor or trade union or other like organization to organize employees of the Company or any Company Subsidiary.

(b)               The Company has made available to Parent a complete and accurate list of the employee identification number, job title, job grade (as applicable), current base salary or wage rate, base salary or wage rate for the previous year, target incentive compensation (as applicable), commission rate (as applicable), bonus or commissions payments in the last year, accrued but unused paid leave balance, date of commencement of employment, work location, full-time or part-time status, exempt or non-exempt status, temporary or permanent status, status as an active or inactive employee, and date of commencement of leave (as applicable), of each employee of the Company and any Company Subsidiary as of the date of this Agreement (or as of a day within the five (5) days prior to the date of this Agreement).

Section 3.15       Tax Matters.

(a)               The Company and each Company Subsidiary have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by the Company and each Company Subsidiary on or prior to the date of this Agreement and have paid all Taxes required to be paid (whether or not shown as due on such filed Tax Returns); subject, in each case, to such exceptions as would not have a Company Material Adverse Effect. All Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment on or prior to the date of this Agreement have been duly withheld and collected and have been paid to the appropriate Governmental Entity, subject to such exceptions as would not have a Company Material Adverse Effect

(b)               There are no material examinations, assessments, disputes or Proceedings pending or, to the knowledge of the Company, threatened, against or with respect to the Company or any Company Subsidiary in respect of any Tax.

(c)               No deficiency with respect to a material amount of Taxes has been assessed in writing against the Company or any Company Subsidiary that has not been fully paid, otherwise finally resolved or adequately reserved in the Company Financial Statements.

(d)               The U.S. federal income Tax Returns of the Company and the Company Subsidiaries through the Tax year ended 2015 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(e)               Neither the Company nor any Company Subsidiary is liable for Taxes of any person (other than the Company and the Company Subsidiaries) as a result of being (i) a member of an affiliated, consolidated, combined or unitary group that includes such person as a member or (ii) a party to a Tax sharing or Tax allocation agreement, other than (A) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and other customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes, or (B) agreements exclusively between or among the Company and the Company Subsidiaries, in each case which would have a Company Material Adverse Effect.

(f)                In the past five (5) years, neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is subject to taxation by that jurisdiction.

(g)               Neither the Company nor any Company Subsidiary will be required to include any items of income in, or exclude any items of deduction from, taxable income for any Tax period or portion thereof after the Closing Date as a result of any (i) change in accounting method pursuant to Section 481 of the Code (or any similar provision of U.S. state, local, or foreign Tax Law) made prior to the Closing, (ii) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state, local or foreign Tax Law) arising from any transaction that occurred prior to the Closing, (iii) installment sale or open transaction that occurred prior to the Closing, (iv) prepaid amount received outside the ordinary course of business prior to the Closing, or (v) election under Section 108(i) of the Code (or any similar provision of Law made prior to the Closing).

(h)               As of the date of this Agreement, to the knowledge of the Company, the net operating losses or other Tax attributes of the Company and each Company Subsidiary, prior to giving effect to the Transactions, are not currently subject to any limitation under Sections 382, 383, or 384 of the Code.

(i)                 Neither the Company nor any Company Subsidiary has participated in a “listed transaction” or “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) (or any analogous or similar provision of state, local or non-U.S. Law), in each case which would have a Company Material Adverse Effect.

(j)                 Neither the Company nor any Company Subsidiary has any liability for Taxes of another person (other than members of a group the common parent of which was the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by operation of Law, as a transferee or successor, by Contract or otherwise, in each case which would have a Company Material Adverse Effect.

(k)               Since January 1, 2015, neither the Company nor any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(l)                 Except as would not have a Company Material Adverse Effect, other than Liens for Taxes not yet due and payable, there are no Liens with respect to any Taxes on the assets of the Company or any Company Subsidiary.

Section 3.16       Real Property; Assets.

(a)               Section 3.16(a)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all real property owned by the Company or any Company Subsidiary (“Owned Real Property”), including the street address thereof. The Company or one of the Company Subsidiaries, as applicable, has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens. To the knowledge of the Company, there does not exist any material pending or threatened re-zoning, condemnation or eminent domain proceedings, lawsuits or administrative actions that affect any portion of the Owned Real Property or the improvements thereon and neither the Company nor any Company Subsidiary has received any notice of the intention of any Governmental Entity to re-zone, take or use any of the Owned Real Property or the improvements thereon.

(b)               Except with respect to real property that is used solely as general administrative office space and for which the annual rent or other payment obligations do not exceed $500,000, Section 3.16(b)(i) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property leased or subleased by the Company or any Company Subsidiary (the “Leased Real Property”, and, together with the Owned Real Property, the “Real Property”) and (ii) all leases, subleases and other material occupancy agreements (including all modifications, guaranties and amendments thereto), for each Leased Real Property (each, a “Real Property Lease” and, collectively, the “Real Property Leases”), including the street addresses thereof and the parties to the applicable Real Property Lease. True and complete copies of each Real Property Lease have been provided to Parent prior to the date of this Agreement. The Company and the Company Subsidiaries have good and valid leasehold interests in or valid rights to use each of the Leased Real Property, in each case free and clear of all Liens, except Permitted Liens. (A) To the knowledge of the Company, none of the Real Property Leases have been amended or modified, except as reflected in the modifications or amendments provided to Parent prior to the date of this Agreement, and (B) none of the Real Property Leases have been assigned, subleased, licensed or otherwise transferred, or taken as a security interest in any manner by the Company or any Company Subsidiary. Each Real Property Lease is valid, binding and in full force and effect with respect to the Company and the Company Subsidiaries to the extent a party thereto and, to the knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception and except as would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in material breach of or material default under any Real Property Lease, and, to the knowledge of the Company, no other party is in material breach of or material default under any Real Property Lease.

(c)               Except as set forth on Section 3.16(c) of the Company Disclosure Letter, the Company and each Company Subsidiary owns good and valid title to, or holds pursuant to valid and enforceable leases, licenses or occupancy agreements, all of its material properties and assets, in each case free and clear of all Liens other than Permitted Liens. The properties and assets of the Company and the Company Subsidiaries (including the Real Property) (i) constitute all material properties and assets used in the business of the Company and the Company Subsidiaries, (ii) constitute all properties and assets necessary and sufficient to conduct the business of the Company and the Company Subsidiaries in materially the same manner as currently conducted and (iii) are, in all material respects, in reasonable operating condition and repair for the uses to which they are being put, subject to ordinary wear and tear and maintenance requirements.

Section 3.17       Environmental Matters.

(a)               (i) Except as would not have a Company Material Adverse Effect, (A) the Company and each Company Subsidiary is, and has been since January 1, 2017, in compliance in all respects with all Environmental Laws applicable to their respective operations, assets and properties (including timely applying for, obtaining, possessing and complying with any Environmental Permits required for their assets, properties and operations as currently conducted); and (B) neither the Company nor any Company Subsidiary has received any written notice proposing to revoke, suspend or adversely modify the terms of any Environmental Permits of the Company or any Company Subsidiary; and (ii) Section 3.17(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of all Environmental Permits of the Company and each Company Subsidiary, all of which are valid and in full force and effect.

(b)               Except as set forth in Section 3.17(b) of the Company Disclosure Letter, (i) there are no material administrative or judicial Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and, except as would not have a Company Material Adverse Effect, in the three (3) years preceding the date of this Agreement none of the Company or any Company Subsidiary has received, or been threatened with, any written request for information from a Governmental Entity or any notice, demand, letter, citation, summons, complaint, penalty or claim, alleging that the Company or such Company Subsidiary is or has been in violation of, or subject to liability under, any Environmental Law or with respect to Hazardous Substances and (ii) neither the Company nor any Company Subsidiary is a party or subject to any material Judgment pursuant to any Environmental Law or with respect to Hazardous Substances.

(c)               Except as set forth in Section 3.17(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written notice of, and to the knowledge of the Company, there has been no Release of, and there are no, Hazardous Substances present in, at, on, under, or migrating from any of the real property currently or formerly owned, operated or leased by the Company or any Company Subsidiary, either as a result of the operations of the Company or any Company Subsidiary or, to the knowledge of the Company, otherwise, that, in either case, would reasonably be expected to result in a material liability or obligation under Environmental Laws or with respect to Hazardous Substances on the part of the Company or any Company Subsidiary.

(d)               Except as set forth in Section 3.17(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has arranged, by contract, agreement, or otherwise, for the transportation, disposal, or treatment of Hazardous Substances at any location that would reasonably be expected to result in a material liability or obligation of the Company or any Company Subsidiary.

(e)               The Company has made available to Parent copies of all environmental assessments, reports, and audits and all material documents in the Company’s, any Company Subsidiary’s or any of their respective Representatives’ possession or under any of their reasonable control related to the Company’s or any Company Subsidiary’s compliance with Environmental Laws or the environmental condition of any real property currently or formerly owned, operated or leased by the Company or any Company Subsidiary.

Section 3.18       Regulatory Compliance.

(a)               Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2017, each of the Company and the Company Subsidiaries, and, to the knowledge of the Company, each of their respective directors, managers, members of their governing authorities, officers and each of their employees and independent contractors (with respect to their activities on behalf of the Company or any Company Subsidiary), have been, and are currently, in compliance with, to the extent applicable: (i) all Laws related to federal health care programs, including Medicare, Medicaid, the Children’s Health Insurance Program and the TRICARE Program; (ii) all federal Laws, rules, and regulations relating to health care fraud and abuse, including (A) the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) or any state anti-kickback Law, (B) the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a or any similar state Law, (C) the Civil False Claims Act, 31 U.S.C. §§ 3729 et seq., or any similar state Law and (D) the Beneficiary Inducement Statute, 42 U.S.C. § 1320a-7a(a)(5) or any similar state Law; (iii)  federal or state Laws relating to billing or claims for reimbursement submitted to any third-party payor; (iv) HIPAA as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), any regulations promulgated under HIPAA or HITECH from time to time, and similar state Laws governing the use or disclosure of health or consumer information privacy or security; (v) Laws with respect to the practice or operation of pharmacies; the packaging, repackaging, wholesale distribution, storage, possession, distribution, dispensing, or compounding, labeling, advertising, promotion or marketing of prescription drugs, biological products or controlled substances or other health care products or services, including the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., the Controlled Substances Act, 21 U.S.C. § 801 et seq., and the Public Health Service Act (42 U.S.C. § 201 et seq.), the implementing regulations of each codified at Titles 21 and 42, Code of Federal Regulations, and any similar state or local Laws; (vi) Laws (including quality and safety Laws) relating to the regulation, provision or administration of, payment for, advertising or promotion of, labeling, packaging, advertising, or adulteration of prescription drugs, biological products or controlled substances, or other health care products or services; (vii) Laws pertaining to utilization review, claims adjudication, care management, the provision of health care services remotely or electronically, public health data collection or reporting, or health care discount card, copayment assistance, other patient assistance programs or services, self-referrals, false claims, fraud, waste, abuse, the corporate practice of medicine or nursing, patient charges, billing, coding, coverage reimbursement, reporting, advertising, promotion, marketing, timely repayment of overpayments, recordkeeping and documentation and referrals; and (viii) all other applicable federal, state, and local health care Laws (in each case of the items in clauses (i) though (viii), collectively referred to as, “Health Care Laws”).

(b)               Neither the Company nor any Company Subsidiary has received any overpayments from, nor does the Company or any Company Subsidiary owe any outstanding refunds to, any Governmental Entity, or agent thereof, or private third-party payer that have not been returned in full to such Governmental Entity, agent thereof or private third-party, respectively, other than overpayments and refunds that are not material in amount.

(c)               The Company and Company Subsidiaries are not, and have not been, a party to, or bound by, any Judgment, individual integrity agreement, corporate integrity agreement, or other formal or informal agreement with any Governmental Entity concerning alleged noncompliance with Health Care Laws.

(d)               The agreements between the Company or any Company Subsidiary, on the one hand, and pharmaceutical manufacturers, rebate aggregators or any other entities involved in the negotiation, exchange, aggregation or administration of rebates, administrative fees, or other price concessions on the basis of utilization of a pharmaceutical manufacturer’s prescription drug products, on the other hand, comply with relevant Health Care Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), and have been reported and accounted for in accordance with all rules, policies, and requirements established for the operation of qualified prescription drug coverage set forth in section 1860D-1 et seq. of the Social Security Act, the regulations promulgated thereunder at 42 C.F.R. Part 423, and Centers for Medicare & Medicaid Services guidance and directives, including those regarding direct and indirect remuneration reporting. The Company and the Company Subsidiaries have, to the extent required by applicable Law or Contract, fully disclosed to their health plan customers any rebates, administrative fees or other price concessions retained by the Company, any Company Subsidiary or any rebate aggregator or other entity contracting with the Company or any Company Subsidiary with respect to the negotiation, exchange, aggregation or administration of rebates, administrative fees or other price concessions.

(e)               None of the Company, the Company Subsidiaries, nor any their respective directors, managers, members of their governing authorities, officers or, to the knowledge of the Company, employees or independent contractors (with respect to their activities on behalf of the Company or any Company Subsidiary), has been (i) suspended, debarred or excluded from participation in any federal health care program or debarred or disqualified by the U.S. Food and Drug Administration (“FDA”) under 21 U.S.C. § 355a or similar applicable Laws or is subject to an action or investigation that is reasonably likely to result in such a suspension, debarment or exclusion, nor is any such suspension, debarment or exclusion pending or, to the knowledge of the Company, threatened; (ii) convicted of, formally charged with, or investigated for, any crime or violation or engaged in any conduct for which such person would reasonably be expected to be excluded, suspended or debarred from participating, or would be otherwise ineligible to participate, in any federal health care program; (iii) assessed a civil money penalty under Sections 1320a-7b and 1320a-7a of Title 42 of the United States Code, or, to the knowledge of the Company, engaged in any conduct that would reasonably be expected to subject such person to a civil monetary penalty or criminal penalty under Sections 1320a-7b and 1320a-7a of Title 42 of the United States Code or any similar Law; (iv) convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance (including conviction of any crime or engagement in any conduct that has caused or would reasonably be expected to result in disqualification or debarment by the FDA); or (v) convicted or, formally charged with, or, to the knowledge of the Company, investigated for, any violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation.

(f)                To the knowledge of the Company, no person has, in the last six (6) years, raised allegations or made a meaningful threat to file a claim against the Company or any Company Subsidiary, or any of their directors, managers, members of their governing authorities, officers or employees or independent contractors (with respect to their activities on behalf of the Company or any Company Subsidiary), that could reasonably be expected to give rise to a claim under the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), any state false claims act, or any state or federal anti-kickback, beneficiary inducement, physician self-referral or billing- or coding-related Law.

(g)               Since January 1, 2017, neither the Company nor any Company Subsidiary has received any FDA Form 483, Warning Letter, untitled letter or other correspondence, notice or communication from any Governmental Entity, including FDA and state boards of pharmacy, alleging or asserting noncompliance with any applicable Laws except as would not have a Company Material Adverse Effect.

(h)               To the knowledge of the Company, each employee and independent contractor of the Company or any Company Subsidiary providing services to patients in connection with their activities on behalf of the Company or any Company Subsidiary is duly licensed, certified, registered and qualified as required by applicable Law. The Company and Company Subsidiaries verify and maintain ongoing records of all licensure and certification requirements of such individuals. No suspension, cancellation, revocation, withdrawal, modification, restriction, probation or non-renewal of any such employee or independent contractor license or qualification is pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no event has occurred and no circumstance exists that would reasonably be expected to result in the suspension, cancellation, revocation, withdrawal, modification, restriction, probation or non-renewal of any such employee or independent contractor license, certification, registration or qualification. To the knowledge of the Company, no health care professional employed by or under contract with the Company or any Company Subsidiary is not in good standing with or under investigation by, any Governmental Entity, including a nursing or pharmacy board or board of medicine.

(i)                 The Company, the Company Subsidiaries, and each of their directors, managers, members of their governing authorities, officers and employees and independent contractors (with respect to their activities on behalf of the Company or Company Subsidiaries), are, and since January 1, 2017 have been, in compliance in all material respects with all requirements, conditions, and standards imposed by accreditation agencies that have accredited the Company or any Company Subsidiary.

Section 3.19       Intellectual Property.

(a)               Section 3.19(a) of the Company Disclosure Letter lists all domain name registrations and all Patents, Trademarks, and Copyrights, in each case that are owned by or held in the name of the Company or any Company Subsidiary (the “Company Registered Intellectual Property”), and indicates for each item of Company Registered Intellectual Property the registration or application number, owner, filing jurisdiction and date of expiration (as applicable). Except as set forth in Section 3.19(a) of the Company Disclosure Letter, (i) neither the Company nor any Company Subsidiary has received, in the twelve (12) months preceding the date of this Agreement, any material charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the Company Registered Intellectual Property, and (ii) each material item of Company Registered Intellectual Property is subsisting and in full force and effect and, to the knowledge of the Company, valid and enforceable.

(b)               The Company and the Company Subsidiaries own or have adequate and enforceable rights to use all Patents, Trademarks, Copyrights, Internet domain names, Trade Secrets and all other intellectual property or equivalent rights in any jurisdiction worldwide (collectively, “Intellectual Property”) that are used in the operation of the business of the Company or any Company Subsidiary as currently conducted (the “Company Intellectual Property”).  All Company Intellectual Property owned by the Company or any Company Subsidiary (collectively, “Owned Company Intellectual Property”) is owned by the Company or the Company Subsidiaries free and clear of all Liens (other than Permitted Liens). The Company Intellectual Property comprises all material Intellectual Property used by or necessary for the operation of the business of the Company and the Company Subsidiaries as currently conducted.

(c)               Except as set forth in Section 3.19(c) of the Company Disclosure Letter, the Company or a Company Subsidiary has the right to bring actions for past, present or future infringement, misappropriation or unauthorized use of any Owned Company Intellectual Property (including Intellectual Property rights in or to any Software that is owned by the Company or any Company Subsidiary) material to the operation of the business of the Company and the Company Subsidiaries as currently conducted.

(d)               Except as set forth in Section 3.19(d) of the Company Disclosure Letter, the operation of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon, misappropriate or make unauthorized use of or otherwise violate, and the operation of the business of the Company and the Company Subsidiaries has not, since January 1, 2017, infringed upon, misappropriated, made unauthorized use of or otherwise violated, any Intellectual Property rights of any other person. Except as set forth in Section 3.19(d) of the Company Disclosure Letter, (i) no material written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or unauthorized use or violation by the Company or any Company Subsidiary is pending, and (ii) to the knowledge of Company, no such material allegation has been threatened against the Company or any Company Subsidiary.

(e)               To the Company’s knowledge, no other person currently is infringing upon, misappropriating or making unauthorized use of or otherwise violating, or since January 1, 2017 has infringed upon, misappropriated, made unauthorized use of or otherwise violated, any Owned Company Intellectual Property, and no charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or unauthorized use or violation is pending, nor, to the knowledge of the Company, is there any basis therefor.

(f)                Except as set forth in Section 3.19(f) of the Company Disclosure Letter, there are no royalties, fees (including registration, maintenance and renewal fees), honoraria or other payments payable by the Company or any Company Subsidiary to any person by reason of the ownership, development, modification, use, license, sublicense, sale or other disposition of any Owned Company Intellectual Property or any other material Intellectual Property that is used in the operation of the business of the Company or any Company Subsidiary as currently conducted, other than salaries and sales commissions paid to employees and sales agents and license fees charged by third parties pursuant to a Contract entered into in the ordinary course of business.

(g)               The Company and the Company Subsidiaries have taken reasonable measures to protect their respective rights in, and the confidentiality, value and security of, the Trade Secrets and other material confidential or proprietary information included in the Owned Company Intellectual Property or otherwise owned by the Company or any Company Subsidiary.

(h)               Except as set forth in Section 3.19(h) of the Company Disclosure Letter, all employees, independent contractors, officers, managers and directors of the Company or any Company Subsidiary who (i) are or were at any time involved in the design or development of any material Intellectual Property for or on behalf of the Company or any Company Subsidiary have executed and delivered to the Company or a Company Subsidiary an agreement assigning to the Company or such Company Subsidiary their entire right, title and interest in and to such Intellectual Property to the extent not already owned by the Company or a Company Subsidiary by operation of Law and (ii) have been exposed to any Trade Secret or other material confidential know-how included in the Owned Company Intellectual Property or otherwise owned by the Company or a Company Subsidiary have executed and delivered to the Company or a Company Subsidiary an agreement protecting the secrecy, confidentiality and value of such Trade Secrets and confidential information, which agreements described in clauses (i) and (ii) of this Section 3.19(h) are valid and enforceable under the applicable Laws of the jurisdiction in which the applicable employee, independent contractor, officer or director was located at such time.

(i)                 The Company and the Company Subsidiaries have, and following the consummation of the Transactions shall continue to have, sufficient rights to use all material IT Assets in the manner those IT Assets are used by the Company and the Company Subsidiaries in the operation of their businesses as currently conducted. The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the business of the Company or any Company Subsidiary as currently conducted. The IT Assets have not materially malfunctioned or failed since January 1, 2017, and, to the knowledge of Company, do not contain any viruses, bugs, faults or other devices or effects that could (i) enable or assist any person to access without authorization any of the IT Assets, or (ii) otherwise materially and adversely affect the functionality of any of the IT Assets, except as disclosed in their documentation. The Company and the Company Subsidiaries have implemented reasonable backup, security and disaster recover technology, plans, procedures and facilities consistent with industry practices.

(j)                 Except as set forth in Section 3.19(j) of the Company Disclosure Letter, the Company and the Company Subsidiaries have not used Software distributed as “open source software” or under a similar licensing or distribution model (collectively, “Open Source Software”) in any manner that could, pursuant to the terms of the license governing such Open Source Software, impose any material limitation, restriction or condition on the right of the Company or any Company Subsidiary to use or distribute any of their respective products or services. Without limiting the generality of the foregoing, no such use would or could require the Company or any Company Subsidiary to do any of the following: (i) disclose or distribute any Software included in the Owned Company Intellectual Property in source code form; (ii) authorize a third party to make derivative works of such Software; or (iii) distribute any Software included in the Owned Company Intellectual Property.

(k)               No source code of any Software owned by the Company or any Company Subsidiary has been licensed or otherwise provided to any third party who was not, at the time thereof, an employee or contractor of the Company or a Company Subsidiary bound by obligations of confidentiality and non-use with respect to thereto, and whose only activity with respect to the source code was to provide services for the exclusive benefit of the Company or a Company Subsidiary. No person has any right to access or use any source code owned by the Company or any Company Subsidiary, and to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to result in, nor will the Transactions require, the disclosure or release of any such source code by the Company or any Company Subsidiary, escrow agent(s) or other person to any person.

(l)                 No funding, facilities or personnel of any Governmental Entity, university or other academic institution or research center has been used in connection with the development of any Intellectual Property owned by the Company or any Company Subsidiary. No Governmental Entity, university or other academic institution or research center (or any personnel of any of the foregoing) has any right, title or interest (including any “march in” rights) in or to any Intellectual Property owned by the Company or any Company Subsidiary.

Section 3.20       Privacy and Data Security.

(a)               The Company’s and each Company Subsidiary’s Processing of Personal Information has, since January 1, 2017, complied, and complies, (i) in all material respects with (A) any Contracts, public representations or terms of use to which the Company or any Company Subsidiary is a party and (B) all consents and authorizations that apply to the Company’s or any Company Subsidiary’s receipt, access, use and disclosure of Personal Information and (ii) with applicable Information Privacy and Security Laws and PCI DSS, except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, where applicable (i) the Company and each Company Subsidiary has all necessary lawful bases, authority, consents and authorizations to Process the Personal Information in the Company’s or each Company Subsidiary’s possession or under its control in the manner in which it is Processed by the Company and the Company Subsidiaries; (ii) the Company, and each Company Subsidiary, has entered into all agreements it is required to enter into by Information Privacy and Security Laws ; and (iii) the Company and each Company Subsidiary has posted, in accordance with Information Privacy and Security Laws, privacy policies governing its use of Personal Information on the websites made available by the Company and each Company Subsidiary, those privacy policies accurately describe the Processing of Personal Information collected from users of such website, and the Company and each Company Subsidiary has complied since January 1, 2017 with such privacy policies. Since January 1, 2017, the Company and each Company Subsidiary has implemented and complies, in all material respects, with reasonable internal policies governing the Processing of Personal Information.

(b)               The Company and each Company Subsidiary has, since January 1, 2017, implemented and maintains an information security program that, except as would not be material to the Company and the Company Subsidiaries, taken as a whole: (i) complies with applicable Information Privacy and Security Laws; (ii) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Personal Information; (iii) monitors and protects Personal Information and all IT Assets against any unauthorized use, access, interruption, modification or corruption; (iv) implements, monitors, and maintains appropriate, adequate and effective administrative, organizational, technical, and physical safeguards to control the risks described above in (ii) and (iii); (v) is described in a written data security plan; (vi) assesses the Company’s and each Company Subsidiary’s data security practices, programs and risks; and (vii) maintains incident response and notification procedures in compliance with applicable Information Privacy and Security Laws. The Company and each Company Subsidiary takes, and has since January 1, 2017 taken, reasonable steps to ensure that any Personal Information Processed by authorized third parties acting on behalf of the Company or any Company Subsidiary provides similar safeguards consistent with applicable Information Privacy and Security Laws.

(c)               Since January 1, 2017, there has been no unauthorized access, use, acquisition or disclosure as would constitute a “breach” (as defined under HIPAA) of the Personal Information of more than 500 individuals (per incident) that is owned, used, stored, received or controlled by or on behalf of the Company or any Company Subsidiary. Except as set forth in Section 3.20(c) of the Company Disclosure Letter, the Company and each Company Subsidiary has identified, documented, investigated, contained and remediated each material breach of the security of any IT Asset or Personal Information of which the Company has knowledge.

(d)               Since January 1, 2017, there have been no material Judgments or Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or its “workforce” (as defined under HIPAA) by any person or by or before any Governmental Entity for: (i) a violation of any applicable Information Privacy and Security Laws; (ii) any alleged “breach” (as defined in 45 C.F.R. § 164.402); or (iii) the Company’s or any Company Subsidiary’s Processing of Personal Information.

(e)               Since January 1, 2017, none of the Company Material Contracts has required the Company or Company Subsidiaries to physically separate data of one customer from that of another customer. The (i) Processing of Personal Information in connection with the Transactions and (ii) execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby, and the consummation of the Transactions, comply with the Company’s and each Company Subsidiary’s applicable privacy notices and policies and, in all material respects, with applicable Information Privacy and Security Laws. The Company and each Company Subsidiary shall continue to have at least the same rights to use, process and disclose Personal Information immediately after Closing as the applicable Company or Company Subsidiary had immediately before the Closing.

Section 3.21       Material Contracts.

(a)               All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act since January 1, 2017 of the type described in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act have been filed. All such publicly available Contracts filed prior to the date of this Agreement shall be deemed to have been made available to Parent to the extent they remain true and complete copies thereof.

(b)               Except for the Contracts described in the second sentence of Section 3.21(a) and as set forth in Section 3.21(b) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by, nor are any of their respective assets subject to, any Contract that:

(i)              would be required to be filed by the Company with the SEC as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

(ii)              relates to the formation, creation, operation, management or control of any partnership, joint venture or other similar arrangement;

(iii)            relates to the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary whether as a borrower or lender, including any guarantees of Indebtedness of any other person, other than such Indebtedness between the Company and any of the wholly owned Company Subsidiaries or between the wholly owned Company Subsidiaries;

(iv)            is a Contract that is of the type that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Act or is a Contract between the Company or any Company Subsidiary, on the one hand, and any “executive officer” within the meaning of Section 16 of the Exchange Act, director or affiliate (other than a wholly owned Company Subsidiary) of the Company (or of any Company Subsidiary) or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

(v)             grants any rights of first refusal, rights of first offer, rights of first negotiation or other similar rights to any person with respect to any material assets, rights or properties of the Company or any Company Subsidiary;

(vi)            is with (A) payors accounting for the top 90% of total aggregate revenue for the Company and the Company Subsidiaries’ specialty pharmacy services business, (B) payors accounting for the top 80% of total aggregate revenue for the Company and the Company Subsidiaries’ specialty infusion business and (C) a top ten (10) customer of the Company and the Company Subsidiaries’ pharmacy benefit management business, in each case based on revenues or receipts during the twelve (12) months ending on December 31, 2018 or the nine (9) months ending on September 30, 2019;

(vii)           is with (A) pharmaceutical manufacturers accounting for the top 80% of aggregate direct cost of goods sold by the Company and the Company Subsidiaries’ specialty pharmacy services business, (B) any pharmaceutical wholesaler for the Company and the Company Subsidiaries’ specialty pharmacy services business, (C) a top ten (10) pharmaceutical manufacturer for the Company and the Company Subsidiaries’ specialty infusion business, (D) any pharmaceutical wholesaler for the Company and the Company Subsidiaries’ specialty infusion business, (E) any pharmaceutical wholesaler for the Company and the Company Subsidiaries’ pharmacy benefit management business and (F) any rebate aggregator for the Company and the Company Subsidiaries’ pharmacy benefit management business, in each case based on spend during the twelve (12) months ending on December 31, 2018 or the nine (9) months ending on September 30, 2019;

(viii)          is with pharmacies accounting for the top 80% of claims for the Company’s pharmacy benefit management business, based on spend during the twelve (12) months ending on December 31, 2018 or the nine (9) months ending on September 30, 2019;

(ix)              is a mortgage, pledge, security agreement, deed of trust or other Contract granting a material Lien, other than a Permitted Lien, on any property or asset of the Company or any Company Subsidiary (other than any such item that relates to Indebtedness that is listed in Section 3.21(b)(iii) of the Company Disclosure Letter);

(x)              relates to Intellectual Property, including a license, royalty or similar Contract (other than any Contract for “off-the-shelf” Software), and (A) imposes an annual or one-time payment obligation on the Company or any Company Subsidiary in excess of $250,000 in respect of any Intellectual Property, (B) pursuant to which the Company or any Company Subsidiary grants any person the right to use any rights under any Intellectual Property (other than non-exclusive licenses to Owned Company Intellectual Property granted in the ordinary course of business), or (C) restricts the right of the Company or any Company Subsidiary to use, register, transfer, license, distribute or enforce any Intellectual Property owned by the Company or any Company Subsidiary;

(xi)             is a Real Property Lease;

(xii)            is a Collective Bargaining Agreement;

(xiii)           is a Contract that provides for the sale or other disposition by the Company or any Company Subsidiary of any material assets (other than sales or dispositions of assets in the ordinary course of business) or any capital stock or other equity interests of any person (whether by merger, sale of stock, sale of assets or otherwise);

(xiv)          is a Contract that provides for the acquisition, directly or indirectly (by merger, acquisition of assets or otherwise), by the Company or any Company Subsidiary, of any assets (other than acquisitions of inventory or other assets in the ordinary course of business consistent with past practice), capital stock, other equity interests or any business of another person with any continuing obligations;

(xv)           is a Contract that requires the Company or any Company Subsidiary (or following the Effective Time, requires Parent or its Subsidiaries (other than the Company or any Company Subsidiary)) to provide goods or services (or to act in any manner) on an exclusive basis or that grants “most favored nation” status;

(xvi)          is a Contract that contains a covenant that limits the right of the Company or any Company Subsidiary (or following the Effective Time, the Parent or its Subsidiaries (other than the Company or any Company Subsidiary)) to engage or compete in any line of business or geographic region or that contains any standstill or similar agreement that has not expired or terminated and pursuant to which the Company or any Company Subsidiary has agreed not to acquire or dispose of the securities of another person;

(xvii)         is a Contract limiting or restricting the ability of the Company or any Company Subsidiary from making distributions or declaring or paying dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(xviii)        is a Contract that obligates the Company or any Company Subsidiary to make any loans, advances or capital contributions to, or investments in, any person;

(xix)          is a Contract that provides for material ongoing indemnification obligations by the Company or any Company Subsidiary of any person, except for any Contract listed on Section 3.21(b)(vi), (vii), (viii), (x) or (xi) of the Company Disclosure Letter or otherwise entered into in the ordinary course of business;

(xx)            is a Contract with a Governmental Entity (other than any Contract that is with a payor with respect to the Company’s pharmacy benefit management business, in their capacity as such); or

(xxi)          is a Contract relating to the voting or control of Shares or the election of directors of the Company.

Each Contract described in Section 3.21(a) or Section 3.21(b) (whether or not set forth in Section 3.21(b) of the Company Disclosure Letter) is referred to in this Agreement as a “Company Material Contract.” The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Company Material Contract as in effect on the date of this Agreement.

(c)               Each Company Material Contract is valid, binding and in full force and effect with respect to the Company and the Company Subsidiaries to the extent a party thereto and, to the knowledge of the Company, each other party thereto, in each case, subject to the Bankruptcy and Equity Exception and other than expirations of Company Material Contracts in accordance with their terms (in each case, to the extent occurring after the date of this Agreement). Neither the Company nor any Company Subsidiary is (with or without notice or lapse of time, or both) in material breach of or material default under the terms of any Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time or both) in material breach of or material default under the terms of any Company Material Contract. Since January 1, 2017, no event has occurred or not occurred through the Company’s or any Company Subsidiary’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a material breach of or material default under the terms of any Company Material Contract. There are no material disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract. Neither the Company nor any Company Subsidiary has received any written notice of the intention of any other party to any Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract.

Section 3.22       Insurance. Except as would not have a Company Material Adverse Effect, (a) all Insurance Policies maintained by the Company and the Company Subsidiaries are with reputable insurers, are in full force and effect and provide insurance in such amounts and against such risks and losses as is customary for the industries in which the Company and the Company Subsidiaries operate and that management of the Company has in good faith determined to be adequate and prudent for the respective businesses and operations of the Company and the Company Subsidiaries or as is required by Law or regulation, and all premiums due with respect to each such Insurance Policy have been paid by the Company or a Company Subsidiary; (b) neither the Company nor any Company Subsidiary is in breach of or default under any of the Insurance Policies (including any such breach or default with respect to the payment of premiums); (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or material modification of any of the Insurance Policies; and (d) neither the Company nor any Company Subsidiary has received any notice or termination or cancellation or denial of coverage with respect to any Insurance Policy since January 1, 2017 that has not been replaced or superseded by materially similar or more favorable coverage.

Section 3.23       Opinion of Financial Advisor. On or prior to the date of this Agreement, the Company’s board of directors has received the oral opinion of Foros Securities LLC, to be confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth therein, $4.00 per share of Company Common Stock in cash to be paid to the holders of Shares (other than holders of Cancelled Shares) pursuant to this Agreement, the Offer and the Merger is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified as of the date hereof. The Company shall, promptly following the execution of this Agreement by all parties hereto, furnish an accurate and complete copy of such opinion to Parent on a non-reliance basis solely for informational purposes, and it is agreed and understood that such written opinion was delivered for the information and assistance of the Company’s board of directors.

Section 3.24       Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.06(b), no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law of the State of Michigan (a “Takeover Statute”) or any similar provisions in the Company Organizational Documents is applicable to, or, at the Effective Time will be applicable to, this Agreement, the Tender and Support Agreement or any of the Transactions. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that will be triggered by the Transactions.

Section 3.25       Brokers. No broker, finder or investment banker other than Foros Securities LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has provided to Parent prior to the date of this Agreement a true, correct and complete copy of any engagement letter or other Contract between the Company and Foros Securities LLC relating to the Transaction.

Section 3.26       Affiliate Transactions. There are not, and have not been since January 1, 2017, any transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the publicly available Company SEC Documents filed prior to the date hereof.

Section 3.27       MBCA 703a(3). The Company has not taken, or authorized or permitted any Representatives of the Company to take, any action that would render Section 703a(3) of the MBCA inapplicable to the Merger. Assuming the accuracy of the representations and warranties contained in Section 4.06(b), the affirmative vote of the holders of at least a majority of the aggregate number of Shares outstanding is the only vote of the holders of any class or series of Company capital stock that, absent Section 703a(3) of the MBCA, would have been necessary under the MBCA and the Company Organizational Documents to adopt, approve or authorize this Agreement and to consummate the Merger.

Section 3.28       Acknowledgement of No Other Representations or Warranties. Each of the Company and the Company Subsidiaries acknowledges and agrees that, except for the representations and warranties contained in Article IV or any other agreements or instruments to be delivered pursuant hereto by Parent or Sub, none of Parent or Sub or any of their respective affiliates or Representatives makes or has made any representation or warranty, either express or implied, concerning Parent, Sub or the transactions contemplated by this Agreement. The parties hereto agree that no provision of this Agreement is intended to eliminate or limit the available remedies with respect to fraud.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in the separate disclosure letter that has been delivered by Parent and Sub to the Company prior to the execution of this Agreement, including the documents attached to such disclosure letter (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item to such other section or subsection is reasonably apparent on the face of such disclosure), Parent and Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01       Organization. Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has all requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified to do business and is in good standing (or the equivalent thereof), in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had or would not have a Parent Material Adverse Effect.

Section 4.02       Authority.

(a)               Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the Transactions have been duly and validly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and, except for the adoption of this Agreement by Parent, in its capacity as the sole shareholder of Sub, and as contemplated by Section 4.03(a), no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the Transactions. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by Parent or Sub will be, duly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement and any such other agreements or instruments by the Company, as applicable) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)               The board of directors of Sub has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Sub and its sole shareholder, (ii) approved the execution, delivery and performance of this Agreement by Sub and approved the consummation by Sub of the Transactions and the other covenants and agreements of Sub contained herein and (iii) on the terms and subject to the conditions set forth in this Agreement, directed that this Agreement be submitted to the sole shareholder of Sub for adoption and resolved to recommend that the sole shareholder of Sub approve the adoption of this Agreement.

Section 4.03       No Conflict; Required Filings and Consents.

(a)               None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions will: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, materially conflict with or materially violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) materially violate, materially conflict with, result in any material breach of or any loss of any benefit under, or constitute a material default under (with or without notice or lapse of time, or both, would constitute a material default), or result in termination, cancellation, acceleration or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent or Sub pursuant to, any material Contract or any material Permit to which Parent or Sub is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them or result in any material loss, suspension, limitation or impairment of any right of the Parent or Sub to own or use any asset required for the conduct of the business.

(b)               None of the execution, delivery or performance of this Agreement by Parent or Sub or the consummation by Parent or Sub of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to Parent, Sub or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Department of Licensing and Regulatory Affairs, Corporations, Securities & Commercial Licensing Bureau for the State of Michigan, (ii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC and any amendments or supplements thereto, (iii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws, (iv) compliance with the applicable requirements of the Exchange Act, the Securities Act or any applicable states securities, takeover and “blue sky” laws; and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not have a Parent Material Adverse Effect.

Section 4.04       Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of their respective Representatives or affiliates expressly for inclusion or incorporation by reference in any SEC Transaction Document will, at the time such SEC Transaction Document is filed with the SEC, at any time such SEC Transaction Document is amended or supplemented or at the time such SEC Transaction Document is first published, sent or given to the holders of Shares, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the following sentence, the Offer Documents will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company or any of its Representatives specifically for inclusion (or incorporation by reference) therein.

Section 4.05       Litigation. There is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries is subject to any outstanding Judgment that would have a Parent Material Adverse Effect.

Section 4.06       Capitalization and Operations of Sub; No Ownership of Company Common Stock.

(a)               As of the date of this Agreement, the authorized share capital of Sub consists of 100 shares, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the consummation of the Transactions.

(b)               None of Parent, Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 promulgated under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, other than pursuant to this Agreement. None of Parent, Sub, any of their respective Subsidiaries, or the “affiliates” or “Associates” of any such entity is, and at no time during the last three (3) years has been, an “Interested Shareholder” of the Company, in each case as defined in Section 778 of the MBCA. Except pursuant to this Agreement and the Tender and Support Agreement, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests the Company or any Company Subsidiary.

Section 4.07       Sufficiency of Funds. Parent will have at the Acceptance Time and the Effective Time sufficient funds available to pay the Aggregate Offer Consideration, Aggregate Merger Consideration and any other cash amounts payable pursuant to, or in order to consummate the transactions contemplated by this Agreement, and payment of all fees and expenses of Parent and Sub related to the foregoing.

Section 4.08       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.09       Acknowledgement of No Other Representations or Warranties. Each of Parent and Sub acknowledges and agrees that, except for the representations and warranties contained in Article III or any other agreements or instruments to be executed and delivered to Parent pursuant hereto by the Company or any Company Subsidiary, none of the Company or any Company Subsidiary or any of their respective affiliates or Representatives makes or has made any representation or warranty, either express or implied, concerning the Company, any Company Subsidiary or the Transactions contemplated by this Agreement. The parties hereto agree that no provision of this Agreement is intended to eliminate or limit the available remedies with respect to fraud.

Article V
COVENANTS

Section 5.01       Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) as set forth in Section 5.01(a) of the Company Disclosure Letter, (ii) as expressly required or expressly permitted by any other provision of this Agreement or (iii) as required by applicable Law, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to conduct its operations in all material respects in the ordinary course of business, and, to the extent consistent with the foregoing, the Company will, and will cause each Company Subsidiary to, use their respective commercially reasonable efforts to maintain and preserve its assets and business organization intact, keep available the services of key employees and maintain its relationships with Governmental Entities, partners, customers, suppliers, licensors and others having significant business dealings with the Company and the Company Subsidiaries. Without limiting the foregoing, except (i) as set forth in Section 5.01(b) of the Company Disclosure Letter, (ii) as expressly required or expressly permitted by any other provision of this Agreement or (iii) as required by applicable Law, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)               (i) amend or otherwise change the Company Organizational Documents or (ii) amend or other otherwise change the Organizational Documents of any Company Subsidiary in any material respect;

(b)               issue, sell, grant, pledge or otherwise encumber or authorize the issuance, sale, grant, pledge or other encumbrance of any equity securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or options, warrants or any other rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than the issuance of Shares upon the exercise or vesting of Company Options and RSU Awards, in each case, to the extent outstanding as of the date of this Agreement and in accordance with their terms, the Company Stock Plans and past practice;

(c)               sell, lease, license, rent, assign, abandon, encumber (except with respect to a Permitted Lien) or otherwise dispose of any properties, legal entities, assets, product lines or businesses, except (i) sales or dispositions made in connection with any transaction between or among the Company and any of the Company Subsidiaries or between or among the Company Subsidiaries, (ii) sales, leases, licenses, rents, assignments, abandonments, encumbrances or other dispositions made in the ordinary course of business consistent with past practice or (iii) pursuant to Company Material Contracts;

(d)               declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof;

(e)               (i) adjust, reclassify, combine, split, subdivide or amend the terms of any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities, except with respect to this clause (ii) for acquisitions, or deemed acquisitions, of Shares in connection with forfeitures of equity incentive awards, the exercise of Company Options or in connection with the vesting or settlement of RSUs or awards of Restricted Stock (including in connection with Tax withholdings), in each case outstanding as of the date of this Agreement or as permitted by Section 5.01(b) and in accordance with their terms and the terms of the Company Stock Plans and past practice;

(f)                merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation, or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(g)               make or make any offer to make any acquisition of a material business or any material assets from (including by merger, consolidation, acquisition of stock or assets, contributions to capital or otherwise) any other person;

(h)               create, incur, redeem, repurchase, prepay, defease, cancel, restructure, refinance or otherwise acquire, or modify the terms of, any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), or assume or guarantee the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except (i) for borrowings in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $5,000,000 outstanding at any time, (ii) Indebtedness among the Company and the Company Subsidiaries or among the Company Subsidiaries, (iii) Indebtedness under any credit facility of the Company in existence as of the date hereof in the ordinary course of business consistent with past practice and (iv) for any guarantee by the Company of existing Indebtedness of the Company Subsidiaries or guarantee by the Company Subsidiaries of existing Indebtedness of the Company or any of the Company Subsidiaries; provided, that any Indebtedness created, incurred, redeemed, repurchased, restructured, refinanced, acquired or for which the Company or any Company Subsidiary otherwise becomes liable under this Section 5.01(h) shall not be subject to any prepayment penalty;

(i)                 make any loans, advances or capital contributions to, or investments in (whether through the acquisition of stock, contributions to capital, property transfer or purchase of property or assets or otherwise), any other person (other than any Company Subsidiary) other than (i) loans made in the ordinary course of business not to exceed $1,000,000 in the aggregate and (ii) advances in the ordinary course of business;

(j)                 except to the extent required by Law or the terms of any Company Benefit Plan in effect as of the date hereof, or as specifically contemplated by Section 2.01, Section 2.03 or Section 5.09: (i) other than increases in salary and annual bonuses in the ordinary course of business consistent with past practice (the ordinary course including, for this purpose, the employee salary and bonus review process and related adjustments substantially as conducted prior to the date hereof and promotions), increase the compensation or benefits payable or to become payable to its directors, officers or employees; (ii) other than in connection with the hiring of new employees who are hired to replace a similarly situated employee who was party to such an agreement (including officer-level employees) or the promotion of employees (including officer-level employees) in the ordinary course of business, in each case with an annualized base compensation less than $250,000, grant any rights to severance or termination pay or other termination benefit, or enter into any employment or severance agreement; (iii) except (A) as permitted pursuant to clause (ii) above or (B) for renewals or replacements of existing agreements with Company Employees upon expiration of the term of the applicable agreement on substantially the same terms as the previous agreement, establish, adopt, enter into or amend any Company Benefit Plans; (iv) hire or engage, or terminate (other than for cause) the employment or services of, any officer, employee, independent contractor or individual consultant who has annualized base compensation greater than $250,000; (v) grant or amend any equity-based awards, or (vi) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(k)               implement or make any change in accounting policies, procedures, methods, principles or practices, other than as required by GAAP or applicable Law, each as concurred with by the Company’s independent registered public accountants;

(l)                 make any capital expenditures that in the aggregate exceed $1,000,000 that are not contemplated by the capital expenditures budget made available to Parent prior to the date hereof;

(m)             except with respect to shareholder litigation, which is governed by Section 5.13, (x) settle or compromise any claim or series of claims in connection with any Proceeding or (y) otherwise, other than in the ordinary course of business, cancel any debts of any person to the Company or any Company Subsidiary or waive, release, assign, settle or compromise any claim or series of claims, in the case of clauses (x) and (y) collectively, other than waivers, releases, assignments, settlements or compromises of claims that do not, individually or in the aggregate, involve the payment of more than $1,000,000, each of which shall not impose any material restriction on the business of the Company or any Company Subsidiary;

(n)               except in the ordinary course of business, (x) materially amend, terminate or waive any material right under any Company Material Contract or (y) enter into any Contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement;

(o)               revoke or change any Tax election, file any amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or foreign Law), request any Tax ruling from any Governmental Entity, or surrender any claim for a refund of Taxes, settle or compromise any income Tax claim or assessment, in each case other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(p)               enter into any new line of business;

(q)               other than in the ordinary course of business consistent with past practice, agree to materially reduce the amount of insurance coverage, or fail to use commercially reasonable efforts to seek to renew or replace (to the extent such renewal or replacement is available) any existing insurance policies, for the Company and the Company Subsidiaries;

(r)                amend any material Company Permit in a manner that materially and adversely impacts the ability to conduct its business, or terminate or allow to lapse any material Company Permit in a manner that materially and adversely impacts the ability of the Company and the Company Subsidiaries to conduct the business of the Company and the Company Subsidiaries;

(s)                other than in the ordinary course of business consistent with past practice, cancel, allow to lapse or otherwise abandon any material Intellectual Property owned by the Company or any Company Subsidiary in a manner that materially and adversely impacts the ability of the Company and the Company Subsidiaries to conduct the business of the Company and the Company Subsidiaries;

(t)                 amend or modify the engagement letter of the Company’s financial advisor in a manner that increases the fee or commission payable by the Company or any of the Company Subsidiaries; or

(u)               enter into any Contract, or otherwise agree or authorize, or make any binding commitment, to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations. Each of Parent and the Company shall promptly advise the other orally and in writing of any change or event that would prevent any of the conditions precedent described in Article VI from being satisfied.

Section 5.02       Agreements Concerning Parent and Sub.

(a)               During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions contemplated by this Agreement (including enforcement of its rights under this Agreement) or as provided in or expressly contemplated by this Agreement.

(b)               Parent hereby guarantees the payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement.

Section 5.03       Solicitation; Change of Company Recommendation.

(a)               Except as permitted by this Section 5.03, (i) from and after the date hereof, the Company shall, and shall cause the Company Subsidiaries and its affiliates to, and shall cause its and their respective officers (including members of the Company’s executive committee and management committee), directors, financial advisors, investment bankers and legal counsel to, and shall use reasonable best efforts to cause its and their other Representatives (such other Representatives that are employees of the Company or any of the Company Subsidiaries, other than directors, officers and members of the Company’s executive committee and management committee, the “Other Employees”) to, immediately cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any actual or potential Competing Proposal, promptly request the return or destruction of all confidential information previously furnished to, and, within twenty-four (24) hours of the date hereof, terminate all physical and electronic data room access previously granted to, any such person or its Representatives and (ii) from and after the date hereof until the earlier of the Acceptance Time and the termination of this Agreement in accordance with its terms, the Company shall not, shall cause the Company Subsidiaries and its affiliates to not, and shall cause its and their respective officers (including members of the Company’s executive committee and management committee), directors, financial advisors, investment bankers and legal counsel and shall use reasonable best efforts to cause, its and their other Representatives not to, (A) directly or indirectly through intermediaries initiate, solicit or knowingly encourage, induce or facilitate the submission of any Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to a Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal, (C) directly or indirectly through intermediaries conduct, continue or otherwise participate in any discussions or negotiations with any third person, or cooperate in any way with any such third person, with respect to any Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the restrictions contained in this Section 5.03 and to limit its conversation or other communication regarding such Competing Proposal or inquiry or proposal that would reasonably be expected to lead to a Competing Proposal exclusively to such referral), (D) approve, recommend, execute or enter into any letter of intent, acquisition agreement, merger agreement, joint venture agreement or similar Contract (in each case, whether written, oral, binding or non-binding) with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.03(b)), (E) approve any transaction under, or any third person becoming an “interested shareholder” under, Section 778 of the MBCA (except a transaction involving Parent, Sub or their respective affiliates), (F) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiary or (G) resolve to do any of the foregoing. The Company agrees that any violation of the restrictions set forth in this Section 5.03 by any of its affiliates, officers (including members of the Company’s executive committee and management committee), directors, financial advisors, investment bankers or legal counsel shall be deemed a breach of this Section 5.03 by the Company.

(b)               Notwithstanding anything to the contrary contained in this Agreement, but subject to the last sentence of this Section 5.03(b), if, at any time following the date hereof and prior to the Acceptance Time, (i) the Company has received a bona fide written Competing Proposal from a person that did not result from a breach of this Section 5.03 and that did not result from action by any of the Other Employees that would have been a breach of this Section 5.03 if such action had been taken by an officer or director of the Company or any of the Company Subsidiaries and (ii) the Company’s board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take action with respect to which would be inconsistent with the Company’s board of directors’ fiduciary duties under applicable Law, then the Company, the Company Subsidiaries and their respective Representatives may (A) furnish information (including non-public information) with respect to the Company and the Company Subsidiaries to the person making such Competing Proposal and its Representatives; provided, however, that the Company will not, will not permit the Company Subsidiaries to, and will not authorize or permit its Representatives or affiliates to, disclose any non-public information regarding the Company or any Company Subsidiary to such person without first entering into an Acceptable Confidentiality Agreement with such person; provided, further that the Company shall promptly (but in no event later than twenty-four (24) hours) deliver a copy to Parent of any Acceptable Confidentiality Agreement that it enters into, and (B) participate in discussions or negotiations with the person making such Competing Proposal and its Representatives regarding such Competing Proposal. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent in writing (1) of the receipt of any Competing Proposal or a request for information relating to the Company or any Company Subsidiary that is reasonably likely to lead to, or that contemplates, a Competing Proposal, the material terms and conditions of any such Competing Proposal (including an unredacted copy of such Competing Proposal or, where such Competing Proposal is not in writing, a description of the terms thereof) and the identity of the person making any such Competing Proposal and the Company shall keep Parent reasonably informed on a current basis of the material terms and status (including any change to the material terms thereof or any material change to the status) of any Competing Proposal, including by promptly (and in no event later than twenty-four (24) hours after receipt) providing to Parent copies of any proposals, indications of interest, draft agreements and material correspondence relating to such Competing Proposal or (2) if it commences furnishing non-public information or commences discussions or negotiations as provided in this Section 5.03(b) and will contemporaneously provide to Parent any information concerning the Company or any Company Subsidiary provided or made available to such other person (or its Representatives) that was not previously provided to Parent. The Company shall provide Parent with at least two (2) Business Days’ prior written notice of any meeting of the Company’s board of directors (or such lesser notice as is provided to members of the Company’s board of directors) at which the Company’s board of directors is reasonably expected to consider any Competing Proposal. The Company agrees that it and the Company Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.03.

(c)               Except as set forth in Section 5.03(d) or Section 5.03(e), neither the Company’s board of directors nor any committee thereof shall (i) adopt, authorize, approve or recommend, or publicly propose to adopt, authorize, approve or recommend, any Competing Proposal, (ii) withdraw, change, qualify, withhold or modify or amend in a manner adverse to Parent, or publicly propose to withdraw, change, qualify, withhold or modify or amend in a manner adverse to Parent, the Company Recommendation, (iii) fail to include the Company Recommendation in the Schedule 14D-9 when disseminated to the Company’s shareholders, (iv) publicly recommend a tender offer or exchange offer (other than the Offer), (v) make any public statement inconsistent with the Company Recommendation (provided that any public statement that includes only factual statements and that (i) reaffirms the Company Recommendation or (ii) states that the Company’s board of directors has not changed the Company Recommendation shall not be considered a statement inconsistent with the Company Recommendation), (vi) if a Competing Proposal shall have been publicly announced or disclosed, promptly following a written request from Parent to do so, fail to recommend against such Competing Proposal or fail to reaffirm the Company Recommendation, and in any event fail to do so on or prior to the tenth (10th) Business Day after the Competing Proposal shall have been publically announced or disclosed, but in any event at least one (1) Business Day prior to the then scheduled expiration date of the Offer (any action set forth in the foregoing clauses (i) through (vi), a “Change of Company Recommendation”) or (vii) authorize, cause, approve, recommend or allow the Company or any of the Company Subsidiaries or any of their respective Representatives to execute or enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, joint venture agreement or other similar agreement relating to, or that would reasonably be expected to lead to, any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring, or that would reasonably be expected to cause, the Company to abandon, terminate or fail to consummate the Transactions (each, a “Company Acquisition Agreement”).

(d)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company’s board of directors may make a Change of Company Recommendation if and only if, prior to taking such action:

(i)                 (A) a bona fide, written, Competing Proposal (that did not result from a breach of this Section 5.03 and that did not result from action by any of the Other Employees that would have been a breach of this Section 5.03 if such action had been taken by an officer or director of the Company or any of the Company Subsidiaries) is made to the Company by a third person and such Competing Proposal is not withdrawn and (B) the Company’s board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and that failure to make a Change of Company Recommendation would be inconsistent with the Company’s board of directors’ fiduciary duties under applicable Law;

(ii)              the Company provides Parent prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Change of Recommendation”), which Notice of Change of Recommendation shall (A) include the basis for such action, (B) identify the person making the Superior Proposal and (C) attach the most current draft of any proposed Company Acquisition Agreement with respect to such Superior Proposal and a copy of any related financing commitments in the Company’s possession or under its control (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof) (it being agreed that the delivery of the Notice of Change of Recommendation by the Company and, to the extent that such disclosure is required by applicable U.S. federal securities Law, the public announcement thereof shall not constitute a Change of Company Recommendation);

(iii)            the Company and its Representatives have negotiated in good faith with Parent, to the extent Parent wishes to negotiate, with respect to any changes to the terms of this Agreement proposed by Parent for at least five (5) Business Days following receipt by Parent of such Notice of Change of Recommendation (it being understood and agreed that any amendment to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material term of such Superior Proposal shall require a new Notice of Change of Recommendation and the Company and its Representatives shall be required to comply with the requirements of this Section 5.03(d) anew with respect to such new Notice of Change of Recommendation except that the five (5) Business Day period referred to above shall instead be an additional two (2) Business Day period from the date of such notice); and

(iv)             following the period referred to in Section 5.03(d)(iii), giving due consideration to any changes to the terms of this Agreement proposed by Parent in writing to the Company, the Company’s board of directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Competing Proposal would nevertheless continue to constitute a Superior Proposal if such changes to which Parent has committed to in writing were to be given effect and that failure to make a Change of Company Recommendation would be inconsistent with the Company’s board of directors’ fiduciary duties under applicable Law.

(e)               Notwithstanding anything to the contrary contained in this Agreement, other than in connection with a Competing Proposal, the Company’s board of directors may, at any time prior to, but not after, the Acceptance Time, make a Change of Company Recommendation in response to an Intervening Event if, prior to taking such action, the Company’s board of directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the Company’s board of directors’ fiduciary duties under applicable Law, provided, however, that, prior to taking such action, (i) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, and specifying in reasonable detail the Intervening Event and the potential reasons that the Company’s board of directors is proposing to effect a Change of Company Recommendation, (ii) the Company has negotiated, and caused its Representatives to negotiate, in good faith with Parent during such five (5) Business Day period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause the Company’s board of directors to not make such Change of Company Recommendation, and (iii) following the end of such five (5) Business Days period, the Company’s board of directors shall have considered in good faith any revisions to the terms of this Agreement to which Parent has committed in writing, and shall have determined, after consultation with its independent financial advisor and outside legal counsel (assuming the revisions proposed by Parent in writing were to be given effect), that the Intervening Event is continuing and that the failure to make a Change of Company Recommendation would be inconsistent with the Company’s board of directors’ fiduciary duties under applicable Law.

(f)                Nothing contained in this Section 5.03 shall prohibit the Company or the Company’s board of directors from complying with its disclosure obligations under U.S. federal or state Law with regard to a Competing Proposal, including (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in any such case, the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law or obligations of the Company or the Company’s board of directors under applicable federal securities Laws; provided, that, this Section 5.03(f) shall not be deemed to permit the Company’s board of directors to take any of the actions in Section 5.03(c) and, for the avoidance of doubt, if any disclosure or other action taken pursuant to this Section 5.03(f) includes a Change of Company Recommendation, such disclosure or other action shall be deemed to be a Change of Company Recommendation for all purposes under this Agreement.

Section 5.04       Access to Information. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon reasonable prior notice to the Company, to the officers, employees, Representatives, properties, offices and other facilities of the Company and the Company Subsidiaries and to their books and records, Contracts, Tax Returns, accountant work papers, Permits and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Law; and (b) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities and personnel of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (ii) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law). During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective Representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures previously made available to Parent. Notwithstanding anything to the contrary contained in this Section 5.04, none of Parent, Sub or any of their respective affiliates shall conduct any invasive environmental testing or sampling of such real property without the Company’s prior written consent, which shall not be unreasonably withheld. Parent shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, hold all information provided or furnished pursuant to this Section 5.04 in accordance with the terms of the Confidentiality Agreement.

Section 5.05       Appropriate Action; Consents; Filings.

(a)               Subject to the terms and conditions of this Agreement (including Section 5.03), each of Parent and the Company shall (and shall cause each of their affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper and advisable to consummate the Transactions contemplated by this Agreement and to cause the conditions set forth in Article VI and Annex II to be satisfied as promptly as reasonably practicable. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub and each of Parent’s or Sub’s affiliates to) and the Company shall (and shall cause each of the Company Subsidiaries and each of the Company’s and the Company Subsidiaries’ affiliates to) use its reasonable best efforts to (i) cause the expiration or termination of the waiting period under the HSR Act as promptly as practicable and to promptly obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, clearances, approvals, authorizations and orders from Governmental Entities or other persons that are required in connection with the consummation of the transactions contemplated by this Agreement, (ii) as promptly as practicable, and, with respect to filings required under the HSR Act, within ten (10) Business Days after the date of this Agreement, make and not withdraw all registrations and filings with any Governmental Entity or other persons required in connection with the consummation of the transactions contemplated by this Agreement, including the filings required of the parties or their “ultimate parent entities” under the HSR Act or any other Antitrust Law, and promptly make any further filings in connection therewith that may be necessary or advisable and (iii) execute and deliver, as promptly as practicable, any additional instruments necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, in connection with the preparation and filing of all documentation with respect to all Permits necessary to be obtained from any Governmental Entity in connection with the Transactions, each party hereto will consult and cooperate with the other parties in good faith; provide such information and assistance as is reasonably requested by the other parties to complete any such documentation; permit the other parties hereto a reasonable opportunity to review and comment on such documentation in advance; and incorporate any reasonable comments of such other parties.

(b)               Notwithstanding anything to the contrary set forth in this Agreement, Parent and the Company shall, and shall cause each of their respective affiliates to, use their reasonable best efforts to take promptly any and all steps reasonably necessary to avoid or resolve each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity or any other person in connection with this Agreement so as to enable the Closing to occur expeditiously (and in any event, no later than the Outside Date), including by becoming subject to, consenting to, or offering or agreeing to, and otherwise taking action with respect to, any requirement, condition, limitation, understanding, agreement or order to: (i) sell, license, divest or otherwise dispose of assets, business or any portion of the business of the Company, any Company Subsidiary, Parent or any of their respective affiliates; (ii) change the assets, business or any portion of the business of the Company, any Company Subsidiary, Parent or any of their respective affiliates; (iii) impose any restriction, requirement or limitation on the operation of the business or any portion of the business of the Company, any Company Subsidiary, Parent or any of their respective affiliates; (iv) terminate any relevant venture or other arrangement; or (v) litigate (or defend) against any administrative or judicial Proceeding (including any Proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, unless the taking of any or all such actions contemplated by the foregoing clauses (i) through (v) (A) would, individually or in the aggregate, result in a Burdensome Condition or (B) in the case of the foregoing clauses (i) through (iv), is not conditioned upon consummation of the Closing; provided, that, if requested by Parent, the Company and any Company Subsidiary will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or such Company Subsidiary after the Closing (in the event the Closing occurs); provided, further that, unless requested by Parent pursuant to the immediately foregoing proviso, neither the Company nor any Company Subsidiary will, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order if the taking of any or all such actions would, individually or in the aggregate, result in a Burdensome Condition.

(c)               Without limiting the generality of anything contained in this Section 5.05, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal Proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement; (ii) keep the other parties reasonably and timely informed as to the status of any such request, inquiry, investigation or legal Proceeding; (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the transactions contemplated by this Agreement; (iv) use their reasonable best efforts to respond as promptly as practicable to any inquiries received from any Governmental Entity or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters (including a “second request” under the HSR Act); provided that the parties agree that it is Parent’s sole right to devise the strategy for all filings, notifications, submissions and communications in connection with any filing pursuant to Antitrust Laws subject to this Section 5.05, so long as such strategy complies with the terms and conditions of this Agreement; and (v) to the extent permitted by Law and subject to the terms and conditions of this Agreement (including this Section 5.05), provide such assistance as the other parties hereto may reasonably request in connection with the taking of the actions contemplated by this Section 5.05, including supplying the other parties hereto with any information that such other parties may reasonably request in order to effectuate the taking of such actions. Each party hereto will consult and cooperate with the other parties and, to the extent reasonably practicable, permit the other parties hereto a reasonable opportunity to review and discuss in advance, and will consider the views of the other parties in connection with, any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or legal Proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or legal Proceeding and to have access to and, to the extent practicable, be consulted in advance in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or legal Proceeding; provided, however, that the parties hereto shall be permitted to redact any correspondence, filing or communication (x) to the extent such correspondence, filing or communication contains references concerning the valuation of the Company and the Company Subsidiaries, the Offer and the Merger or (y) as necessary to address reasonable privilege concerns. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.05 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. For the avoidance of doubt, notwithstanding the foregoing, the terms of this Section 5.05 shall not apply with respect to matters that are the subject of Section 5.13.

Section 5.06       Public Announcements. The initial press release issued by Parent and the Company announcing the execution and delivery of this Agreement and the transactions contemplated by this Agreement shall be a joint press release in a form reasonably agreed to by the parties hereto, and thereafter, except with respect to any public statement by the Company with respect to any Change of Company Recommendation, Parent and the Company shall consult with each other before issuing or otherwise making, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange; provided that each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent (or made by one party after having consulted with the other party). In addition, unless a Change of Company Recommendation has occurred, the Company shall, to the extent reasonably practicable, consult with Parent regarding the form and content of any public disclosure of any material developments or matters involving the Company, including earnings releases and regulatory matters, reasonably in advance of publication and release.

Section 5.07       Directors & Officers Indemnification and Insurance.

(a)               Indemnification. From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company Subsidiaries and each such person who performed services at the request of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”), in each case as provided in the Company Organizational Documents or the Organizational Documents of such Company Subsidiary, as applicable, or in any contractual indemnification agreements that are listed on Section 5.07(a) of the Company Disclosure Letter, in each case as in effect as of the date of this Agreement, against (i) all losses, reasonable and documented expenses (including, if and to the extent provided for in the Company Organizational Documents or the Organizational Documents of any Company Subsidiary, as applicable, reasonable attorneys’ fees and expenses in advance of the final disposition of any covered matter), judgments, fines, claims, damages or liabilities or amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer or performed services at the request of the Company or any of the Company Subsidiaries (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, and including any reasonable and documented expenses incurred in enforcing such person’s rights under this Section 5.07.

(b)               Insurance. The Company shall use reasonable best efforts to, prior to the Effective Time, and if the Company is unable to, the Surviving Corporation shall use reasonable best efforts to, promptly following the Effective Time, obtain and fully pay the premium for an insurance and indemnification policy (the “D&O Insurance”) that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time from the Company’s insurers or insurance carriers with the same or better credit ratings as the Company’s current insurance carriers with terms, conditions, retentions and limits of liability not less favorable in the aggregate to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance policy; provided, that in no event shall the premium of the D&O Insurance exceed 300% of the current aggregate annual premium of the Company’s existing policy in place at the time of Closing (the “Cap”) without the prior written consent of Parent; provided further that if the premium of such D&O Insurance coverage would exceed the Cap, the Company or the Surviving Corporation, as the case may be, shall use reasonable best efforts to obtain a policy with the greatest coverage reasonably available for a cost not exceeding the Cap.

(c)               Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 5.07.

(d)               Benefit. The provisions of this Section 5.07 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s Representatives, and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(e)               Non-Exclusivity. The provisions of this Section 5.07 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Party may have by Contract or otherwise.

Section 5.08       Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action reasonably necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Transactions or the transactions contemplated by the Tender and Support Agreement and (b) if any Takeover Statute is or becomes applicable, or purports to be applicable, to restrict or prohibit any of the foregoing, to take all action as is reasonably necessary so that such Transaction or the transactions contemplated by the Tender and Support Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transaction or the Tender and Support Agreement.

Section 5.09       Employee Benefit Matters.

(a)               Subject to the last sentence of this Section 5.09(a), from and after the Effective Time and for a period ending on the first anniversary of the Effective Time (the “Benefit Protection Period”), Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) (i) base salary or base wages, target annual cash bonus and commission opportunities (excluding, for the avoidance of doubt, any equity based compensation opportunities and any retention bonus or special one-time payments) that are no less favorable than those provided to such Company Employee immediately prior to the Effective Time, (ii) severance benefits to each Company Employee that are no less favorable than the severance benefits that would have been provided in accordance with the Company’s severance plans or policies applicable to such Company Employee immediately prior to the Effective Time, if any, as set forth on Section 5.09(a) of the Company Disclosure Letter and (iii) retirement and health and welfare benefits (including paid-time off) to each Company Employee that are no less favorable, in the aggregate, to those provided to such Company Employee immediately prior to the Effective Time or, in Parent’s discretion, are substantially comparable to those made available to similarly situated employees of Parent and its Subsidiaries. Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any Company Subsidiary, or, other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Corporation to terminate the employment of any such employee. Notwithstanding the foregoing, any terms and conditions of employment for those Company Employees covered under a Collective Bargaining Agreement shall be as provided under such Collective Bargaining Agreement or as otherwise agreed between the Company and the applicable labor union.

(b)               Without limiting the generality of Section 5.09(a), from and after the Effective Time, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume and honor the Company’s and the Company Subsidiaries’ employment, severance, retention, cash incentive compensation and termination plans, policies, programs, agreements and arrangements in effect as of immediately prior to the Effective Time, in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including such terms pertaining to any right to amend or terminate.

(c)               Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, provide each Company Employee who participates in the Company’s annual cash incentive program for the 2019 calendar year a payment (if unpaid prior to the Closing) no less than that due with respect to such Company Employee’s annual bonus under such program in accordance with the terms thereof determined based on actual achievement of target performance goals for the 2019 calendar year as determined by the Company’s board of directors.

(d)               For all purposes (including for purposes of determining eligibility to participate), level of benefits, entitlement to benefits, vesting and benefit accruals (but not for purposes of defined benefit pension plan accruals) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which a Company Employee is first eligible to participate from and after the Effective Time, including any vacation, paid time off and severance plans, but excluding, for the avoidance of doubt, any employee benefit plans that are frozen or grandfathered as of the Effective Time (the “New Plans”), each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation under the New Plans to the same extent such service was recognized by the Company or any Company Subsidiary under the analogous Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits; provided further, that such service will not be recognized for purposes of eligibility for retirement vesting under the equity incentive plans of Parent.

(e)               Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any New Plan providing welfare benefits, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) under such Company Benefit Plan during the calendar year in which the Company Employee first becomes eligible to participate in a New Plan, for purposes of satisfying such year’s deductible and co-payment limitations under the New Plan (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time), subject to the Company and the Company Subsidiaries timely providing adequate data to Parent, in a format reasonably required by Parent.

(f)                If requested by Parent in writing delivered to the Company not less than ten (10) Business Days prior to the Effective Time, the Company’s board of directors or appropriate committee shall adopt resolutions and take such corporate action as is reasonably necessary to terminate each Company Benefit Plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, the “Company 401(k) Plan”), effective as of the day prior to the Effective Time. In the event Parent requests that the Company 401(k) Plan be terminated, Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan or Parent’s applicable 401(k) plan (the “Parent 401(k) Plan”), to (i) provide that Company Employees shall be eligible to participate in the Parent 401(k) Plan, effective as soon as practicable following the Effective Time, and (ii) permit the Company Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof from the Company 401(k) Plan to the Parent 401(k) Plan.

(g)               If requested by Parent in writing delivered to the Company not less than ten (10) Business Days prior to the Effective Time (with such request to be made only in the event Parent does not request that the Company 401(k) Plan be terminated pursuant to Section 5.09(f)), the Company’s board of directors or appropriate committee shall adopt resolutions and take such corporate action as is reasonably necessary to delegate plan administration authority for any Company Benefit Plans that are qualified or non-qualified retirement plans to Parent’s Employee Benefits Plans Administrative Committee and investment authority for such plans to Parent’s Employee Benefit Plans Investment Committee, effective as of the Closing Date and contingent upon the occurrence of the Effective Time. To the extent such delegation of authority described in the preceding sentence is requested by Parent, the Company shall provide Parent with evidence of such delegation (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(h)               Prior to making any widely distributed written or orally binding communications to the Company Employees pertaining to material compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication and a reasonable period of time to review and comment on the communication, and shall consider any such comments in good faith.

(i)                 The Company shall provide Parent with an update to Section 3.02(c) of the Company Disclosure Letter within three (3) Business Days prior to the anticipated Acceptance Time, to reflect any changes occurring between the date of this Agreement and the applicable date of delivery of such updated schedule.

(j)                 Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an amendment of any Company Benefit Plan, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.09, (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan, or (B) retain the employment of any particular employee or (iv) subject to the requirements of this Section 5.09, limit the right of Parent or the Surviving Corporation or any of the Company Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Effective Time.

Section 5.10       Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, shall be paid by the party incurring such expense.

Section 5.11       Rule 16b-3 Matters. Prior to the Effective Time, the Company shall, to the extent necessary, take all such actions as may be required to cause any dispositions of equity securities of the Company (including derivative securities) resulting from the Transactions by any officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act to the fullest extent permitted by Law.

Section 5.12       Rule 14d-10 Matters. Prior to the Acceptance Time, the Company will take all such steps as may be required (a) to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements entered into on or after the date of this Agreement by the Company, any of the Company Subsidiaries or any affiliate of Parent with current or future directors, officers or employees of the Company or its subsidiaries, in each case under which any such person could become entitled to (i) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of the Company Subsidiaries, as a result of the Offer or (ii) any other compensation or benefits from the Company or any of the Company Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, and (b) to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 5.13       Shareholder Litigation. The Company shall promptly notify Parent (and in any event within forty-eight (48) hours) upon becoming aware of any litigation commenced against it or any of its directors, officers or affiliates, relating to this Agreement or the Transactions and shall keep Parent promptly and reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to this Agreement and the Transactions, including the opportunity to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and the Company shall in good faith take Parent’s views into account. The Company agrees that it shall not settle or offer to settle any action commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any shareholder of the Company relating to this Agreement, the Offer, the Merger or the other Transactions without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.14       Parent Vote. As soon as practicable after execution of this Agreement by the parties hereto, Parent will approve and adopt this Agreement in accordance with applicable Law as the sole stockholder of Sub.

Section 5.15       Advice of Changes. The Company and Parent shall each (a) as promptly as practicable, advise the other party of any notice or other written communication received from any counterparty to any Company Material Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Company Material Contract in connection with the consummation of the Transactions (and provide a copy thereof), (b) as promptly as practicable, advise the other party of any notice or other written communication from any other person alleging that the consent of such person is or may be required in connection with the Transactions (and provide a copy thereof) or (c) use reasonable best efforts to, as promptly as practicable, advise the other party upon receiving any written communication from any Governmental Entity or third party whose consent or approval is required for consummation of the Transactions that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

Section 5.16       Repayment of Debt.

(a)               From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, the Company shall, and shall cause each of the Company Subsidiaries and each of its and their Representatives to, use their respective reasonable best efforts to provide all cooperation as may be reasonably requested by Parent to assist Parent in any repayment of the Company’s and the Company Subsidiaries’ debt obligations at or following the Closing, including in each case taking all customary actions as may be necessary or desirable to effect any such transactions.

(b)               Notwithstanding the foregoing, in no event shall this Section 5.16 (i) except with respect to the fees, costs and expenses of external counsel, require the Company or any of the Company Subsidiaries to agree to or to pay any fees, incur or reimburse any costs or expenses, or make any payment, prior to the occurrence of the Closing or otherwise incur any liability relating to any such repayment that is effective prior to the occurrence of the Closing, in each case to the extent Parent does not agree to reimburse such amounts or (ii) require the Company or any of the Company Subsidiaries to execute or deliver any certificate, document, instrument or Contract that is effective prior to the Closing (or that would be effective if the Closing does not occur), other than customary payoff letters.

Section 5.17       Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company’s board of directors in office as of immediately prior to the Effective Time that are effective upon the Effective Time.

Section 5.18       Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Article VI
CONDITIONS TO THE MERGER

Section 6.01       Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a)               No Injunction. No Governmental Entity of competent jurisdiction shall have issued or entered any Judgment, whether temporary, preliminary or permanent, that is in effect, and no Law shall have been adopted or be effective, in each case that enjoins, restrains, prohibits, prevents or makes illegal the consummation of the Merger.

(b)               Consummation of the Offer. The Offer Closing shall have occurred.

Article VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01       Termination. This Agreement may be terminated at any time prior to the Acceptance Time, only as follows:

(a)               by mutual written consent of Parent and the Company;

(b)               by either the Company or Parent, if the Acceptance Time shall not have occurred on or before the date that is six (6) months after the date of this Agreement (such date, the “Outside Date”); provided, however, that if on the Outside Date the condition set forth in clause (b) or clause (c)(i) of Annex II (with respect to clause (c)(i), only as a result of a Judgment relating to an Antitrust Law) shall not have been satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition, then the Outside Date shall be extended to the date that is twelve (12) months after the date of this Agreement if either Parent or the Company notifies the other, as applicable, on or prior to the date that is six (6) months after the date of this Agreement of its election to so extend the Outside Date; provided further that the right to extend the Outside Date shall not be available to any party if the failure of the condition set forth in clause (b) or clause (c)(i) of Annex II (with respect to clause (c)(i), only as a result of a Judgment relating to an Antitrust Law) to be satisfied was due to the material breach of such party of its obligations set forth in Section 5.05 (it being understood that Parent and Sub shall be deemed a single party for purposes of the foregoing proviso); provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if the failure of the Acceptance Time to occur was due to the material breach of such party of any representation, warranty, covenant or agreement of such party set forth in this Agreement (it being understood that Parent and Sub shall be deemed a single party for purposes of the foregoing proviso);

(c)               by either the Company or Parent, if the Offer Termination shall have occurred;

(d)               by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued or entered any Judgment that permanently enjoins, restrains, prohibits or makes illegal the Offer or the Merger, and such Judgment shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party if such Judgment was due to the material breach of such party of any representation, warranty, covenant or agreement of such party set forth in this Agreement (it being understood that Parent and Sub shall be deemed a single party for purposes of the foregoing proviso);

(e)               by Parent, if (i) the Company shall have failed to include the Company Recommendation in the Schedule 14D-9 or shall have effected a Change of Company Recommendation or (ii) the Company has materially violated or materially breached its obligations under Section 5.03;

(f)                by the Company, if the Company’s board of directors shall have effected a Change of Company Recommendation pursuant to Section 5.03(d) in order to enter into a definitive acquisition agreement with respect to a Superior Proposal concurrently therewith; provided, that (i) the Company has (A) complied with its obligations under Section 5.03 with respect to such Superior Proposal in all but de minimis respects and (B) otherwise complied with its obligations under Section 5.03 in all material respects and (ii) the Company pays Parent the Company Termination Fee pursuant to Section 7.02(b) prior to, or concurrently with, such termination;

(g)               by Parent, if: (i)(A) there is an inaccuracy in the Company’s representations or warranties contained in this Agreement or (B) the Company has failed to perform its covenants or agreements contained in this Agreement, in either case such that the conditions set forth in clause (c)(ii) or (c)(iii) of Annex II would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company (or, if earlier than the end of such thirty (30) day period, the Outside Date) and such inaccuracy or failure to perform shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(g) if the inaccuracy of the representations or warranties of Parent or Sub contained in this Agreement or Parent’s or Sub’s failure to perform its covenants or agreements contained in this Agreement would prevent Parent or Sub from consummating the Transactions;

(h)               by the Company, if (i)(A) there is an inaccuracy in Parent’s or Sub’s representations or warranties contained in this Agreement or (B) Parent or Sub have failed to perform its covenants or agreements contained in this Agreement, in either case that would prevent Parent or Sub from consummating the Transactions; (ii) the Company shall have delivered to Parent written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent (or, if earlier than the end of such thirty (30) day period, the Outside Date) and such inaccuracy or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(h) if the inaccuracy of the representations or warranties of the Company contained in this Agreement or the Company’s failure to perform its covenants or agreements contained in this Agreement is such that a condition contained in clause (c)(ii) or (iii) of Annex II would not be satisfied;

Section 7.02       Effect of Termination.

(a)               In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) with respect to the last sentence of Section 1.01(a)(iv), the last sentence of Section 1.02(b), the last sentence of Section 5.04, Section 5.10, this Section 7.02, Section 7.03, Section 7.04 and Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the fraud, intentional misrepresentation or willful breach of any representations, warranties, covenants or agreements set forth in this Agreement.

(b)               In the event that this Agreement is terminated:

(i)                 by (A) Parent pursuant to and in accordance with Section 7.01(e) or (B) the Company pursuant to and in accordance with Section 7.01(f), then the Company shall pay to Parent or its designee, within two (2) Business Days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), the Company Termination Fee; provided that if either the Company or Parent (as applicable) terminates this Agreement pursuant to Section 7.01(b) or Section 7.01(c) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 7.01(e), this Agreement shall be deemed terminated pursuant to Section 7.01(e) for purposes of this Section 7.02(b)(i); or

(ii)              (A) by either Parent or the Company pursuant to Section 7.01(b), Section 7.01(c) or Section 7.01(g), (B) after the execution of this Agreement and prior to the termination of this Agreement, a Pre-Termination Competing Proposal Event shall have occurred, and (C) within twelve (12) months after the termination of this Agreement, the Company shall have (x) entered into a definitive agreement with respect to any Competing Proposal (whether or not involving the same Competing Proposal) and such Competing Proposal is subsequently consummated, or (y) otherwise consummated a Competing Proposal within such period, then the Company shall pay to Parent or its designee, concurrently with the consummation of such Competing Proposal, the Company Termination Fee; provided that for purposes of this Section 7.02(b)(ii)(C), the term “Competing Proposal” shall have the meaning assigned to such term in clauses (a)(i) and (b) of the definition of “Competing Proposal”, except that all percentages therein shall be changed to “50%”.

(c)               Except in the case of fraud, intentional misrepresentation or willful breach, the parties hereby acknowledge and agree that in the event that the Company Termination Fee is paid by the Company to Parent pursuant to and in accordance with Section 7.02(b), the Company Termination Fee shall be the sole and exclusive monetary remedy of Parent and Sub for any and all losses or damages suffered or incurred by Parent, Sub, or any of their respective affiliates, stockholders or Representatives in connection with this Agreement (and the termination of this Agreement), the transactions contemplated by this Agreement (and the abandonment thereof) or the termination of this Agreement.

(d)               Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee when due pursuant to Section 7.02(b), and, in order to obtain the Company Termination Fee, Parent or its affiliates commence a suit that results in a judgment against the Company for the Company Termination Fee or any portion thereof, then (x) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of the Company Termination Fee and (y) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to, but excluding, the date of actual payment, at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus five percent (5%). Each of the parties hereto further acknowledges that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable and which do not involve fraud, intentional misrepresentation or willful breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b).

Section 7.03       Amendment. Subject to Section 5.07(d), this Agreement may be amended, modified and supplemented in any and all respects by the Company, Parent and Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time which, subject to the following proviso, shall not require the approval or consent of any holders of Shares; provided, however, that, after the Acceptance Time, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires approval by the holders of Shares without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.04       Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in this Agreement or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants, agreements or conditions contained in this Agreement; provided, however, that after the Acceptance Time, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the holders of Shares hereunder without the approval of the holders of Shares at a duly convened meeting of the holders of Shares called to obtain approval of such extension or waiver. Any extension or waiver shall be valid only if set forth in writing, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article VIII
GENERAL PROVISIONS

Section 8.01       Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, that this Section 8.01 shall not limit any covenant or agreement that by its terms contemplates performance or compliance in whole or in part after the Effective Time or otherwise expressly by its terms survives the Effective Time.

Section 8.02       Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) upon actual delivery if personally delivered to the party to be notified; (b) when sent if sent by facsimile transmission or e-mail (except if not a Business Day then the next Business Day); provided, however, that notice given by facsimile or e-mail shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 8.02 and either (ii)(A) a duplicate copy of such e-mail or facsimile notice is promptly given by one of the other methods described in this Section 8.02 or (B) the receiving party delivers a written confirmation of receipt for such notice either by email or facsimile or any other method described in this Section 8.02, (c) on the fifth (5th) Business Day after dispatch by registered or certified mail, with a copy also sent by e-mail or (d) on the next Business Day if transmitted by national overnight courier with a copy also sent by e-mail, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Sub:

UnitedHealth Group Incorporated

c/o Optum

11000 Optum Circle

Eden Prairie, MN 55344

Attn:  Chief Legal Officer

Fax:  (952) 936-3007

Email:  richard.mattera@optum.com

with a copy to (for information purposes only):

Hogan Lovells US LLP

1601 Wewatta Street, Suite 900

Denver, Colorado 80202

Attn: Timothy R. Aragon, Esq.

Fax: (303) 899-7333

Email: timothy.aragon@hoganlovells.com

If to the Company:

Diplomat Pharmacy, Inc.

4100 South Saginaw Street

Flint, Michigan 48507

Attn: General Counsel

Fax: (810) 282-0187

Email: cflint@diplomat.is

with copies to (for information purposes only):

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Fax: (312) 853-7036
Attn: Gary D. Gerstman (ggerstman@sidley.com)

 Christopher R. Hale (chale@sidley.com)

Section 8.03       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced in any jurisdiction such term or provision (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.04       Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

Section 8.05       Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent or Sub may assign any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent so long as any such assignment would not delay or prevent the Transactions or adversely affect the Company’s securityholders, but no such assignment shall relieve Parent or Sub of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment or transfer in violation of this Section 8.05 shall be null and void.

Section 8.06       Parties in Interest. Except for (a) Article II, which shall be for the benefit of any person entitled to payment thereunder and (b) Section 5.07, which shall be for the benefit of each Indemnified Party, such Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, each of whom shall be an express third-party beneficiary of this Agreement, Parent, Sub and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, is intended to or shall, confer upon any person other than the parties hereto (and their respective successors and permitted assigns) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that the persons named in clauses (a) and (b) of this sentence shall be entitled to enforce their rights under this Agreement. The parties hereto further agree that the rights of third-party beneficiaries under clauses (a) and (b) of the preceding sentence shall not arise unless and until the Effective Time occurs.

Section 8.07       Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. In this Agreement, references to “as of the date of this Agreement,” “as of the date hereof” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein; provided that all such amendments, modifications or supplements have been made available to Parent. Any reference to days means calendar days unless Business Days are expressly specified. References to “written” or “in writing” include in electronic form. When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (x) the date that is the reference date in calculating such period shall be excluded and (y) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. References to documents being “made available” or “delivered” shall mean that any such document was posted as of 5:00 p.m. (Eastern Time) on the date that is two (2) Business Days prior to the date hereof in the electronic data room with respect to the Transactions hosted by Intralinks (including as may have been made available in the “clean room” pursuant to the Confidentiality Agreement) or is otherwise set forth in Section 8.07 of the Company Disclosure Letter.

Section 8.08       Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)               This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law, except to the extent the Laws of Michigan are mandatorily applicable to the Transactions.

(b)               Each of the parties irrevocably agrees that any legal Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive personal jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.08(c).

Section 8.09       Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10       Specific Performance.

(a)               The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. If on the Outside Date, there is a pending Proceeding that has been brought by a party hereto seeking the remedies provided for in this Section 8.10, then, without further action, the Outside Date shall be automatically extended until the date that is five (5) Business Days after the dismissal, settlement or entry of a final order with respect to such Proceeding.

(b)               Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party’s right to institute any Proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10.

* * * * * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ John F. Rex
Name:	John F. Rex
Title:	Chief Financial Officer

DENALI MERGER SUB, INC.

By:	/s/ Jeffrey D. Grosklags
Name:	Jeffrey D. Grosklags
Title:	Executive Vice President

DIPLOMAT PHARMACY, INC.

By:	/s/ Brian Griffin
Name:	Brian Griffin
Title:	Chief Executive Officer

Merger Agreement

Annex I

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement that contains terms no less favorable to the Company in the aggregate and terms that are no less restrictive to the other party, in each case than those contained in the Confidentiality Agreement (without reference to the terms contained in the “Clean Room” Confidentiality Agreement, dated October 23, 2019, by and between OptumRx, Inc. and the Company).

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by Contract or otherwise.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.01(a)(ii)).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the aggregate RSU Payments and the aggregate Option Payments.

“Aggregate Offer Consideration” means the product of the Offer Price multiplied by the number of Shares that Sub becomes obligated to purchase pursuant to the Offer in accordance with the terms of this Agreement.

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“BAA” means any “business associate contracts” required by 45 C.F.R. § 164.504(e) or § 164.341(a).

“Burdensome Condition” means any restriction, limitation or condition that would reasonably be expected to result in (a) with respect to Parent, Sub and their respective affiliates, (i) (x) payments or expenditures (including reasonable counsel and advisor fees) or (y) concessions of anything of value (including loss of profits as a result of any requirement to refrain from conducting any business in a particular geographic region or business line) in excess of the Burdensome Condition Threshold in the aggregate or (ii) the transfer, disposition, divestiture or sale of any businesses, assets or properties of Parent, Sub or their respective Affiliates that, in the aggregate, have a value in excess of the Burdensome Condition Threshold, and (b) with respect to the Company or the Company Subsidiaries, (i) the transfer, disposition, divestiture or sale of any businesses, assets or properties of the Company or the Company Subsidiaries that, in the aggregate, have a value in excess of the Burdensome Condition Threshold, or (ii) a 10% or more decrease in the revenues of the Company and the Company Subsidiaries, taken as a whole, over the twelve (12)-month period following the implementation of such restriction, limitation or condition, as compared to the immediately prior twelve (12)-month period.

“Burdensome Condition Threshold” means $32,000,000.

“Business Day” means any day, other than a Saturday or Sunday or a day on which the SEC or banks are required or authorized by Law to close in New York, New York.

“Code” means the Internal Revenue Code of 1986.

“Company Employee Option” means a Company Option other than a Company Non-Employee Option.

“Company Material Adverse Effect” means any condition, fact, occurrence, development, change, circumstance, event or effect (each an “Effect”) that is, has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or that would create a prohibition, material impediment or material delay in the consummation by the Company of the Transactions such that the Transactions could not be consummated by the Outside Date (taking into account, if applicable, the extension thereof contemplated by Section 7.01(b)); provided, however, that none of the following and no Effect, to the extent arising out of or resulting from the following, shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or the consummation of the Transactions, including the impact of any of the foregoing on any of the relationships with customers, suppliers, vendors, business partners or employees (provided that this clause (a) shall not apply to any representation or warranty set forth in Section 3.05, Section 3.13(e), the first sentence of Section 3.19(i), the second sentence of Section 3.19(k) or clause (ii) of the second sentence and the third sentence of Section 3.20(e)); (b) changes generally affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates) or changes generally affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (c) the suspension of trading in securities generally on the NYSE (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such suspension that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect); (d) any change in applicable Law or GAAP; (e) any action by the Company or any Company Subsidiary taken at the written request of Parent or Sub in accordance with this Agreement; (f) the commencement, occurrence, continuation or escalation of any armed hostilities or acts of war (whether or not declared) or terrorism; (g) the existence, occurrence or continuation of any weather-related or force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; (h) any labor strike, slowdown, lockout or stoppage pending or threatened affecting the business of the Company and the Company Subsidiaries; (i) any decline in the market price or trading volume of the Shares or any changes in the ratings for the Company or any Company Subsidiary by any applicable rating agency (it being understood that the exceptions in this clause (i) shall not prevent or otherwise affect the underlying cause of any such decline or change (to the extent not otherwise falling within any of the other exceptions provided by clauses (a) through (h) or clause (j)) from being taken into account in determining whether a Company Material Adverse Effect has occurred) or (j) any failure, in and of itself, of the Company to meet any internal or public projections, guidance, forecasts or estimates of revenues, earnings or other financial results for any period ending after the date of this Agreement (it being understood that the exceptions in this clause (j) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (i)) from being taken into account in determining whether a Company Material Adverse Effect has occurred), except, in the case of any of clauses (b), (c), (d). (f), (g) or (h) to the extent that any Effect has a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, relative to the adverse effect that it has on other participants in the Company’s or Company Subsidiaries’ industry or industries.

“Company Non-Employee Option” means any Company Option that is held by any former or terminated employee of the Company or any Company Subsidiary as of immediately prior to the Effective Time.

“Company Option” means an option to purchase Shares granted pursuant to a Company Stock Plan, which for the avoidance of doubt, includes all Company Employee Options and all Company Non-Employee Options.

“Company Recommendation” means the recommendation of the Company’s board of directors that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

“Company Stock Plans” means the Company’s 2007 Stock Option Plan and the Company’s 2014 Omnibus Incentive Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Termination Fee” means an amount in cash equal to $15,000,000.

“Competing Proposal” means, other than the transactions contemplated by this Agreement, any bona fide inquiry, proposal, indication of interest or offer not solicited in breach of Section 5.03 (whether or not in writing) from any person (other than Parent, Sub or any of their respective affiliates) to the Company or any of its Representatives or affiliates relating to (a) the acquisition, directly or indirectly (whether by merger, consolidation, share exchange, equity investment, joint venture, recapitalization, liquidation, dissolution, extraordinary dividend or otherwise), in one transaction or a series of related transactions, by any person of (i) any business or assets of the Company or the Company Subsidiaries representing more than fifteen percent (15%) of the consolidated revenues, net income or assets (based on fair market value or book value) of the Company and the Company Subsidiaries, taken as a whole, or (ii) the Company’s and the Company Subsidiaries’ pharmacy benefit management business (whether by acquisition of the equity or assets of either or both of Pharmaceutical Technologies, Inc. and LDI Holding Company, LLC or any of their respective Subsidiaries or otherwise), (b) the acquisition, directly or indirectly (whether by merger, consolidation, share exchange, equity investment, joint venture, recapitalization, liquidation, dissolution, extraordinary dividend or otherwise), in one transaction or a series of related transactions, by any person of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing, directly or indirectly, more than fifteen percent (15%) of the issued and outstanding Shares or more than fifteen percent (15%) of the total voting capital stock of the Company or (c) any combination of the foregoing.

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and OptumRx, Inc., dated November 3, 2018, as amended by letter regarding confidentiality between the Company and OptumRx, Inc., dated May 23, 2019 and as further amended by the “Clean Room” Confidentiality Agreement, dated October 23, 2019, by and between OptumRx, Inc. and the Company.

“Contract” means any written or oral legally binding agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, letter of credit, security agreement, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase or sale order or other legal commitment to which a person is a party or to which the properties or assets of such person are subject.

“Copyrights” means United States and non-United States copyrights and mask works (as defined in 17 U.S.C. §901) registrations, and pending applications to register any of the foregoing.

“Credit Agreement” means that certain Credit Agreement dated as of December 20, 2017, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by the First Amendment dated as of July 19, 2019, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

“Drug Wholesaler Agreements” means, collectively, the Distribution Agreement dated as of May 8, 2018, between AmerisourceBergen Drug Corporation and the Company, and the Credit Agreement dated August 2, 2010, by and among AmerisourceBergen Drug Corporation, the Company and the affiliates of the Company party thereto, in each case as may be supplemented or amended from time to time.

“Employment Laws” means all applicable Laws, promulgated by or with any Governmental Entity relating to hiring, termination, collective bargaining, compensation, harassment, discrimination, and retaliation in employment, affirmative action, immigration, work authorization, terms and conditions of employment, payroll tax withholding and deductions, unemployment compensation, worker’s compensation, worker classification (including the proper classification of workers as contingent workers, independent contractors and consultants, as well as classification as “exempt” or “non-exempt” for purposes of the Fair Labor Standards Act and other wage and hour Laws), privacy, records and files, social security contributions, wages, hours of work, occupational safety and health, and all other employment practices.

“Environmental Laws” means all Laws that (a) regulate or relate to pollution or the protection or clean-up of the environment, occupational or human safety and health in respect of Hazardous Substances or the use, generation, recycling, processing, labeling, production, manufacture, remediation, treatment, storage, transportation, handling, exposure to, disposal or Release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of care with respect to any of the foregoing.

“Environmental Permits” means any permit, registration, identification number, license, exemption or other authorization required under any applicable Environmental Law.

“Equity Award Conversion Ratio” means $4.00 divided by the Parent Trading Price.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States, consistently applied.

“Governmental Entity” means any multinational, transnational, national, federal, state, county, municipal or local government, or other governmental or regulatory body, authority, court, arbitrator, mediator, self-regulatory organization, commission, tribunal, organization, bureau, board, official or political subdivision, department, branch or agency thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” means any (i) substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation, or that is defined or listed under, or for which liability or standards of care may be imposed under any Environmental Law, and (ii) petroleum (including crude oil or any fraction thereof), asbestos or asbestos-containing materials, radioactive materials and polychlorinated biphenyls).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 as amended by the American Recovery and Reimbursement Act of 2009.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means as of any time with respect to any person all obligations (including principal, premium, accrued interest, reimbursement or indemnity obligations, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts commitment and other fees and related expenses) with respect to (a) indebtedness for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon) or obligations issued in substitution for or exchange for borrowed money; (b) obligations evidenced by bonds, notes, debentures, letters of credit or reimbursement agreements in respect thereof (to the extent drawn) or similar instruments, including factoring arrangements or asset securitizations; (c) obligations under finance leases or capital leases as defined pursuant to GAAP; (d) obligations in respect of foreign exchange Contracts, interest rate and currency obligation swaps, hedges or similar arrangements; (e) obligations to pay the deferred purchase price of goods and services (including any potential future earnout, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the ordinary course of business), (f) deferred rent liabilities required to be recorded as such in accordance with GAAP and (g) obligations to guarantee or assume any of the foregoing types of payment obligations on behalf of any person.

“Information Privacy and Security Laws” means HIPAA, and all other applicable Laws concerning the Processing of Personal Information, all regulations promulgated by Governmental Entities thereunder and legally binding guidance issued thereunder by Governmental Entities.

“Insurance Policies” means all insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary.

“Intervening Event” means a material event, development or change in circumstances with respect to the Company and the Company Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (a) was unknown to and was not reasonably foreseeable by, the Company’s board of directors as of or prior to the date of this Agreement and (b) becomes known to or by the Company’s board of directors prior to the Acceptance Time; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Competing Proposal or any inquiry, request, proposal or discussion that could reasonably be expected to lead to a Competing Proposal or any matter relating thereto or consequence thereof, (ii) changes in the market price or trading volume of the Shares (provided, however, that the underlying causes of such changes shall not be excluded by clause (ii), unless such underlying causes would otherwise be excluded from this definition of Intervening Event); (iii) the fact, in and of itself, that the Company or the Company Subsidiaries have exceeded or met any internal or published projections, forecasts or predictions in respect of revenues, earnings or other financial performance for any period ending on or after the date hereof (provided, however, that the underlying causes of such exceedance shall not be excluded by clause (iii), unless such underlying causes would otherwise be excluded from this definition of Intervening Event); (iv) changes in GAAP, other applicable accounting rules or applicable Law; (v) changes in the industries in which the Company and the Company Subsidiaries operate; (vi) changes in the general economic or business conditions within the United States or other jurisdictions in which the Company and the Company Subsidiaries have operations; or (vii) compliance with or performance under this Agreement or the Transactions, except, in the case of any of clauses (iv), (v) or (vi) to the extent that any event, development or change has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to the effect that it has on other participants in the Company’s or Company Subsidiaries’ industry or industries.

“IT Assets” means all of the Company’s and Company Subsidiaries’ computer systems, including software (including programs and applications, object and source code, databases, algorithms, and documentation), hardware, databases, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation, in each case used, or held for use, by the Company or any Company Subsidiary in connection with their respective products, services and business operations.

“Judgment” means any judgment, order, award, injunction, ruling, writ, assessment, determination, directive, settlement, award or decree of any Governmental Entity, whether civil, criminal or administrative.

“knowledge” means, (a) with respect to the Company, the knowledge after reasonable due inquiry of the individuals listed in Section 1.1(a) of the Company Disclosure Letter, and (b) with respect to Parent, the knowledge after reasonable due inquiry of the individuals listed in Section 1.1 of the Parent Disclosure Letter.

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, Judgment, stipulation, common law, legally binding administrative interpretation or similar requirement of any Governmental Entity.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Material Subsidiary” means each of the Subsidiaries of the Company set forth on Section 1.1(b) of the Company Disclosure Letter.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means (a) in the case of a person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a person that is a limited liability company, its articles or certification of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a person that is a trust, its declaration of trust, trust agreement, certificates of ownership or similar governing instruments required by the Laws of its jurisdiction of formation; and (e) in the case of a person that is none of the corporation, partnership (limited, limited liability, general or otherwise), limited liability company, trust or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Outstanding Share Number” means, as of any time of determination, the aggregate number of Shares outstanding at such time.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Material Adverse Effect” means any Effect that has or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of Parent or Sub to consummate, or that would reasonably be expected to prevent or materially impede, materially interfere with or materially delay Parent’s or Sub’s consummation of, the Transactions.

“Parent Trading Price” means the volume weighted average of the closing sale prices per share of Parent Common Stock on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source) on each of the five (5) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.

“Patents” means United States and non-United States patents, patent applications, continuations, continuations-in-part, divisions, and reissues.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar statutory Liens granted or that arise in the ordinary course of business consistent with past practice, (c) Liens securing Indebtedness that the Company or any Company Subsidiary is permitted to incur under Section 5.01(h), (d) easements shown by the public records, overlaps, encroachments and any matters of record that would be disclosed by an accurate survey or a personal inspection of the Real Property (other than such matters that, individually or in the aggregate, do or could materially adversely impair the current use of the subject Real Property), (e) title to any portion of the Real Property lying within the right of way or boundary of any public road or private road which Liens do not, individually or in the aggregate, materially impair the continued use and operation of the Real Property to which they relate in the conduct of the business of the Company or any of the Company Subsidiaries as presently conducted, or the use, occupancy, value or marketability of title of the Real Property subject thereto, (f) Laws with respect to the Real Property and improvements, including building codes and zoning regulations for which neither the Company nor any Company Subsidiary has received written notice of any violation or alleged or potential violation thereof during the Company’s and any Company Subsidiary’s ownership of the Real Property, (g) defects, irregularities or imperfections of title which do not materially interfere with, or materially impair, and would not reasonably be expected to materially impair, the use of the Leased Real Property or assets subject thereto, and with respect to each Owned Real Property, any defects, irregularities or imperfections of title which are set forth in the applicable ALTA Commitment for Title Insurance dated (i) November 4, 2019 with respect to the Owned Real Property at 4100 Saginaw Street, Flint, MI 48505, (ii) November 13, 2019 with respect to the Owned Real Property at 3320 Beecher Road, Flint, MI 48503, (iii) November 6, 2019 with respect to the Owned Real Property at 1620 Wilshire Drive, Bellevue, NE 68005 and (iv) November 6, 2019 with respect to the Owned Real Property located in Omaha, NE, in each case issued by Fidelity National Title Company, (h) Liens that affect the underlying fee interest of any Leased Real Property, (i) Liens that constitute non-exclusive licenses to Intellectual Property granted in the ordinary course of business consistent with past practice, (j) Liens created pursuant to or in connection with, or securing indebtedness under, the Credit Agreement or the Drug Wholesaler Agreements and (k) Liens described in Section 1.1(c) of the Company Disclosure Letter.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means, collectively: (a) any information that relates to, identifies, or in combination with other information identifies, or is capable of identifying an individual; and (b) any information as defined by applicable Information and Privacy and Security Laws as “personal data,” “personally identifiable information,” “personal information”, “protected health information” (as defined by HIPAA), or “payment card information” (under PCI DSS).

“Pre-Termination Competing Proposal Event” means (a) a Competing Proposal of a type described in clause (a)(i) or (b) of the definition of “Competing Proposal” shall have been made directly to the Company’s shareholders or otherwise publicly announced or publicly disclosed, or (b) a bona fide third party or group shall have made, or disclosed its or their intention to make, a Competing Proposal of a type described in clause (a)(i) or (b) of the definition of “Competing Proposal”, directly or through an intermediary, to any member of the Company’s board of directors, and in each case of clauses (a) and (b), such Competing Proposal shall not have been withdrawn in good faith at least five (5) Business Days prior to such termination; provided that purposes of this definition, all references in the definition of Competing Proposal to “fifteen percent (15%)” shall instead be references to “fifty percent (50%)”.

“Processing” means the collection, receipt, access, transfer, use, disclosure, storage, destruction and protection of Personal Information.

“Prohibited Person” means (a) an entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Law or executive order administered by the Office of Foreign Assets Control; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (c) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any individual or entity that has been identified on the Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), or fifty percent (50%) or more of which is owned, directly or indirectly, by an such individual or entity; or (e) any individual or entity that has been designated on any similar list or order published by a Governmental Entity in the United States.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances into or upon the indoor or outdoor environment.

“Representatives” means, with respect to any person, such person’s directors, officers, principals, partners, managers, members, accountants, agents, employees, consultants, financial advisors, investment bankers, counsel and other authorized representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means computer software programs, whether in source code or object code form, including any computer software program installed in the ordinary course of business as a standard part of hardware, equipment or fixtures purchased by the Company or any Company Subsidiary.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means a written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty (50%)) made by any person on terms that the Company’s board of directors determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, and considering the legal, financial, regulatory and other factors of such Competing Proposal (including the conditionality and the timing and likelihood of consummation of such proposal), including the identity of the person making such Competing Proposal and financing terms thereof, and such other factors as the board of directors of the Company considers to be appropriate, is more favorable to the Company and its shareholders, from a financial point of view, than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement that Parent has committed in writing to make in accordance with Section 5.03(d).

“Tax” and “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, escheat, unclaimed property, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other similar tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Trade Secrets” means trade secrets, confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists and business plans, and all other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Trademarks” means United States, state and non-United States trademarks, service marks, trade names, designs, logos, slogans and other indicia of the source of goods or services, pending registrations for and applications to register any of the foregoing, and all goodwill associated with the use of any of the foregoing in commerce.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Time	Section 1.01(a)(iv)
Agreement	Preamble
Antitrust Laws	Section 3.05(b)
Bankruptcy and Equity Exception	Section 3.04(a)
Benefit Protection Period	Section 5.09(a)
Book-Entry Shares	Section 2.01(a)(i)
Cancelled Shares	Section 2.01(a)(iii)
Cap	Section 5.07(b)
Certificate	Section 2.01(a)(i)
Certificate of Merger	Section 1.05
Change of Company Recommendation	Section 5.03(c)
Closing	Section 1.04
Closing Date	Section 1.04
Collective Bargaining Agreement	Section 3.14(a)
Company	Preamble
Company 401(k) Plan	Section 5.09(f)
Company Acquisition Agreement	Section 5.03(c)
Company Benefit Plan	Section 3.13(a)
Company Bylaws	Section 3.01(d)
Company Charter	Section 3.01(d)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employees	Section 5.09(a)
Company Financial Statements	Section 3.07
Company Intellectual Property	Section 3.19(b)
Company Material Contract	Section 3.21(b)
Company Organizational Documents	Section 3.01(d)
Company Permits	Section 3.06(a)
Company Preferred Stock	Section 3.02(a)
Company Registered Intellectual Property	Section 3.19(a)
Company SEC Documents	Section 3.07
Converted Options	Section 2.03(b)
Converted RSU Awards	Section 2.03(c)
D&O Insurance	Section 5.07(b)
Effective Time	Section 1.05
ERISA	Section 3.13(a)
Exchange Fund	Section 2.02(a)
FDA	Section 3.18(e)
Health Care Laws	Section 3.18(a)
HITECH	Section 3.18(a)
Indemnified Liabilities	Section 5.07(a)
Indemnified Party	Section 5.07(a)
Intellectual Property	Section 3.19(b)
IRS	Section 3.13(a)
Leased Real Property	Section 3.16(b)

Liability	above
MBCA	Recitals
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Minimum Tender Condition	Annex II
New Plan	Section 5.09(d)
Notice of Change of Recommendation	Section 5.03(d)(ii)
Offer	Recitals
Offer Closing	Section 1.01(a)(iii)
Offer Conditions	Section 1.01(a)(i)
Offer Documents	Section 1.01(b)
Offer Price	Section 1.01(a)(iii)
Offer Termination	Section 1.01(a)(iv)
Offer Termination Date	Section 1.01(a)(iv)
Open Source Software	Section 3.19(j)
Option Payments	Section 2.03(a)
order	Section 3.12
Other Employees	Section 5.03(a)
Outside Date	Section 7.01(b)
Owned Company Intellectual Property	Section 3.19(b)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent 401(k) Plan	Section 5.09(f)
Paying Agent	Section 2.02(a)
Permit	Section 3.06(a)
Proceeding	Section 3.12
Real Property	Section 3.16(b)
Real Property Lease	Section 3.16(b)
Restricted Stock	Section 2.01(a)(i)
RSU	Section 2.03(b)
RSU Award	Section 2.03(b)
RSU Payments	Section 2.03(b)
Sarbanes-Oxley Act	Section 3.07
Schedule 14D-9	Section 1.02(a)
Schedule TO	Section 1.01(b)
SEC Transaction Documents	Section 3.08
Shares	Section 2.01(a)(i)
Specified Date	Section 3.02(a)
Sub	Preamble
Surviving Corporation	Section 1.03
Takeover Statute	Section 3.24
Transactions	Recitals

Annex II

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares validly tendered pursuant to the Offer (and not properly withdrawn prior to the expiration of the Offer) if at the expiration of the Offer:

(a)               there shall have not been validly tendered and not properly withdrawn in accordance with the terms of the Offer prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not actually been delivered in settlement or satisfaction of such guaranteed prior to the expiration of the Offer) that, when added to the Shares (if any) directly or indirectly owned by Parent and its wholly owned Subsidiaries, is equal to at least a majority of the Outstanding Share Number (the “Minimum Tender Condition”);

(b)               any applicable waiting period (or any extensions thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall not have expired or been terminated; or

(c)               any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i)              a Governmental Entity of competent jurisdiction shall have issued or entered any Judgment, whether temporary, preliminary or permanent, that is in effect, or a Law shall have been adopted or be effective, in each case that enjoins, restrains, prohibits, prevents or makes illegal the making of the Offer, the consummation of the Offer or the Merger;

(ii)             (A) (i) any of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 3.01(a), the first sentence of Section 3.01(b) (only with respect to Material Subsidiaries), Section 3.01(c) (only with respect to Material Subsidiaries), Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.02(f), Section 3.03(b) (only with respect to Material Subsidiaries), Section 3.03(c) (only with respect to Material Subsidiaries), Section 3.04, Section 3.10(c), Section 3.25 and Section 3.27), without regard to materiality, Company Material Adverse Effect and similar qualifiers contained within such representations and warranties (other than the use of the word “material” in the term “Company Material Contract”), shall not have been true and correct, except for any failure of such representations and warranties to be true and correct that would not have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 3.01(a), Section 3.01(c) (only with respect to Material Subsidiaries), Section 3.02(a), Section 3.02(b), clause (i) of Section 3.02(d), Section 3.02(f), clause (i) of Section 3.03(b) (only with respect to Material Subsidiaries), Section 3.03(c) (only with respect to Material Subsidiaries), Section 3.04 and Section 3.25 shall not have been true and correct in all but de minimis respects; (iii) the representations and warranties of the Company set forth in the first sentence of Section 3.01(b) (only with respect to Material Subsidiaries), Section 3.02(d) (other than clause (i) thereof), Section 3.03(b) (other than clause (i) thereof and only with respect to Material Subsidiaries) and Section 3.27 shall not have been true and correct in all material respects; and (iv) the representations and warranties of the Company set forth in Section 3.10(c) shall not have been true and correct in all respects; in the case of each of clause (i), (ii), (iii) and (iv) at and as of the date of this Agreement and at and as of the date of the expiration of the Offer as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date);

(iii)            the Company shall have failed to perform or comply, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it;

(iv)           Parent shall not have received a certificate dated the Closing Date and signed on behalf of the Company by an executive officer of the Company certifying as to the satisfaction of the conditions in clauses (c)(ii), and (c)(iii) of this Annex II; or

(v)             this Agreement shall have been terminated in accordance with its terms;

or

(vi)             in each case with respect to the pharmacy licenses set forth on Section 1.1(d)(A) of the Company Disclosure Letter, (A) Parent shall have failed to receive all consents, authorizations and approvals under applicable state pharmacy laws in the states set forth on Section 1.1(d)(B) of the Company Disclosure Letter, or, where applicable state pharmacy laws or guidance from the applicable governmental entities in such states provides that consents, authorizations or approvals will not be delivered or issued until consummation of the Closing, Parent shall not have received assurances, reasonably satisfactory to Parent, from the applicable governmental entity in each such state that such consents, authorizations or approvals will be delivered or otherwise issued promptly after the Closing; provided, that the condition set forth in this clause (vi)(A) shall not be deemed to have not been satisfied if the sole reason for Parent’s failure to receive any such consent, authorization or approval (or such assurances that such consent, authorization or approval will be issued promptly after the Closing) is the failure by Parent to have provided information satisfactory to the applicable governmental entity that (i) solely relates to Parent or its operations or (ii) is within the sole control of Parent and that relates to the post-Closing operations of the Company or any Company Subsidiary; provided, further that Parent shall have received advance notice of such failure and a reasonable period of time (not to exceed ten (10) Business Days) to have cured such failure, or (B) any of the pre-Closing filings, applications or notices in the states set forth on Section 1.1(d)(C) of the Company Disclosure Letter shall have failed to have been initially made within the timeframes set forth on Section 1.1(d)(C) of the Company Disclosure Letter.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions (other than the Minimum Tender Condition) are for the sole benefit of Parent and Sub and, subject to the terms and conditions of this Agreement and applicable Law, may be waived by Parent and Sub, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition) at or prior to the expiration of the Offer. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Exhibit A

TENDER AND SUPPORT AGREEMENT

[ATTACHED]

A-1

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 9, 2019, is entered into by and among UnitedHealth Group Incorporated, a Delaware corporation (“Parent”), Denali Merger Sub, Inc., a Michigan corporation and wholly owned subsidiary of Parent (“Sub”), and each of the persons set forth on Schedule A hereto (each, a “Shareholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, each Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, no par value (the “Company Common Stock”), of Diplomat Pharmacy, Inc., a Michigan corporation (the “Company”), set forth opposite such Shareholder’s name on Schedule A (all such shares set forth on Schedule A next to the Shareholder’s name, in addition to any shares of Company Common Stock issued to or otherwise acquired or owned (record or beneficial, as defined in Rule 13d-3 under the Exchange Act) by such Shareholder after the date of this Agreement, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, the Company, Parent and Sub, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for Sub to commence a tender offer to purchase (subject to the Offer Conditions) all of the issued and outstanding shares of Company Common Stock for the consideration and upon the terms and subject to the conditions set forth in the Merger Agreement (the “Offer”) and, following the completion of the Offer, the merger of Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), such that immediately following the Merger, the Company will be a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the MBCA (the “Transactions”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Sub to enter into the Merger Agreement, each Shareholder, on such Shareholder’s own account with respect to the Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub represent and warrant to each Shareholder that:

Section 1.01        Authority; Binding Agreement. Each of Parent and Sub is a duly organized and validly existing corporation in good standing under the Laws of its respective state of incorporation. All of the issued and outstanding shares of capital stock of Sub are owned either directly or indirectly by Parent. Each of Parent and Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Sub, and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by each Shareholder, constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception.

Section 1.02        Non-Contravention. Neither the execution and delivery of this Agreement by Parent and Sub nor the consummation of the transactions contemplated hereby nor compliance by Parent and Sub with any provisions herein will: (a) violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Parent or Sub; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority on the part of Parent and Sub, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States federal securities laws and the rules and regulations promulgated thereunder; (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or Permit to which Parent or Sub is a party or by which Parent or Sub or any of their respective assets or properties are bound; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Sub or by which Parent or Sub or any of their respective assets or properties are bound, except, in the case of each of clauses (a) through (d), as would not reasonably be expected to have, a material adverse effect on the ability of either Parent or Sub to perform its respective obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Article II
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder represents and warrants, on his or its own account with respect to the Subject Shares, to Parent and Sub as to himself or itself, that:

Section 2.01        Authority; Binding Agreement. If such Shareholder is an entity, such Shareholder is a duly organized and validly existing entity in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Shareholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Shareholder. Such Shareholder has full power, authority and capacity, as applicable, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

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Section 2.02        Non-Contravention. Neither the execution and delivery of this Agreement by such Shareholder nor the consummation of the transactions contemplated hereby nor compliance by such Shareholder with any provisions herein will: (a) if such Shareholder is an entity, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Shareholder; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority on the part of such Shareholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States federal securities laws and the rules and regulations promulgated thereunder; (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or Permit to which such Shareholder is a party or by which such Shareholder’s Subject Shares are bound; (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any of such Shareholder’s Subject Shares; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or by which any of such Shareholder’s Subject Shares are bound, except, in the case of each of clauses (a) through (e), as would not reasonably be expected to have, a material adverse effect on the ability of such Shareholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 2.03        Subject Shares. Such Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares listed on Schedule A opposite such Shareholder’s name, and, except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), such Subject Shares constitute all of the shares of Company Common Stock or other securities of the Company of which such Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act). Other than as set forth on Schedule A, such Shareholder does not own any options to purchase or otherwise acquire any securities of the Company, and has no interest in or voting rights with respect to any securities of the Company. Such Shareholder has good and marketable title to all such Subject Shares free and clear of any Liens, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement and (b) any applicable restrictions on transfer under the Securities Act or any state securities law (collectively, “Permitted Encumbrances”). Except pursuant to this Agreement, no person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Subject Shares.

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Section 2.04        Voting Power. Such Shareholder has full voting power with respect to all of such Shareholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Subject Shares. None of such Shareholder’s Subject Shares are subject to any shareholders’ agreement, Encumbrance or other arrangement with respect to the voting of such Subject Shares that would prevent such Shareholder from complying with his or its obligations under this Agreement, except as provided hereunder.

Section 2.05        Reliance. Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Shareholder’s own choosing. Such Shareholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 2.06        No Litigation. With respect to such Shareholder there are no Proceedings pending against, or, to the knowledge of such Shareholder, threatened in writing against such Shareholder or any of such Shareholder’s properties or assets (including the Subject Shares) that would reasonably be expected to have a material adverse effect on the ability of such Shareholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Article III
AGREEMENT TO TENDER

Section 3.01        Tender of Subject Shares. Subject to the terms of this Agreement (including Section 5.01), each Shareholder hereby agrees that, pursuant to and in accordance with the terms of the Offer, it shall (a) validly tender, or cause to be tendered, into the Offer no later than fifteen (15) Business Days after the commencement of the Offer, all of such Shareholder’s Subject Shares free and clear of all Liens (other than Permitted Liens), and (b) not withdraw, or cause to be withdrawn, his or its Subject Shares from the Offer, unless and until (x) the date the Offer shall have terminated or expired with no further extensions or re-extensions of the Offer being permitted or required pursuant to the Merger Agreement, or (y) this Agreement shall have been terminated in accordance with Section 5.01. Each Shareholder shall (i) deliver, or cause to be delivered, to the depositary designated in the Offer (A) a letter of transmittal with respect to such Shareholder’s Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing the Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the depositary designated in the Offer may reasonably request) in the case of a book-entry transfer of any Subject Shares and (C) all other documents or instruments reasonably required to be delivered by shareholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct such Shareholder’s broker or such other person that is the holder of record of such Shareholder’s Subject Shares beneficially owned by such Shareholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer.

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Section 3.02         Other Obligations. Subject to the terms of this Agreement (including Section 5.01), each Shareholder hereby agrees that, during the time this Agreement is in effect, to the extent that any of such Shareholder’s Subject Shares have not been purchased in the Offer, at any annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, such Shareholder shall, in each case to the fullest extent that such Shareholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote, or cause to be voted, all of his or its Subject Shares, (i) against any action, proposal, transaction or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Shareholder contained in this Agreement or (B) result in any of the conditions set forth in Article VI or Annex II of the Merger Agreement not being satisfied on or before the Outside Date; (ii) against any agreement or arrangement related to or in furtherance of any Competing Proposal; (iii) against any other action, agreement or transaction the consummation of which would reasonably be expected to materially impede, materially interfere with, materially delay, materially postpone, materially discourage or adversely affect consummation of the Transactions by the Company, Parent or Sub (including the Offer or the Merger), including (x) any extraordinary corporate transaction, such as a merger, acquisition, sale, consolidation or other business combination involving the Company (other than the Merger); (y) a sale, lease, license or transfer of a material amount of assets of the Company or any reorganization, recapitalization, extraordinary dividend or liquidation of the Company; or (z) any change in the present capitalization of the Company or any amendment or other change to the Company Organizational Documents (in the case of each of clauses (x), (y) and (z), solely to the extent the Company is prohibited from taking such action pursuant to the Merger Agreement); and (iv) in favor of (A) the approval of the adoption of the Merger Agreement and the Transactions contemplated thereunder and (B) any other matter necessary for consummation of the Transactions, which is considered at any such meeting of shareholders, and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate in order to effectuate the foregoing.

Section 3.03        Proxy. Each Shareholder, revoking (or causing to be revoked) any proxies that it has heretofore granted, hereby irrevocably appoints Parent, and any other person designated by Parent, with full power of substitution, as attorney-in-fact and proxy for and on behalf of such Shareholder, for and in the name, place and stead of such Shareholder, to (a) attend any and all shareholder meetings of the Company with respect to the matters set forth in Section 3.02; and (b) vote, express consent or dissent with respect to the Subject Shares in accordance with the provisions of Section 3.02 at any such meeting. The foregoing proxy shall be deemed coupled with an interest, is irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the valid termination of this Agreement pursuant to Section 5.01. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3.03 is given in connection with and granted in consideration of and as an inducement to Parent and Sub entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Shareholder under Section 3.02 hereof. The irrevocable proxy set forth in this Section 3.03 is executed and intended to be irrevocable, subject, however, to automatic termination, upon the termination of this Agreement pursuant to Section 5.01. Each Shareholder agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes describe in this Agreement.

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Article IV
ADDITIONAL COVENANTS

Each Shareholder hereby covenants and agrees that until the termination of this Agreement in accordance with Section 5.01:

Section 4.01        No Transfer; No Inconsistent Arrangements. Except as provided hereunder, from and after the date hereof and until this Agreement is terminated in accordance with Section 5.01, such Shareholder shall not, directly or indirectly, (a) create or permit to exist any Lien, other than Permitted Liens, on any of such Shareholder’s Subject Shares, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Shareholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Shareholder’s Subject Shares or any right or interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of such Shareholder’s Subject Shares, (e) deposit or permit the deposit of any of such Shareholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Shareholder’s Subject Shares or (f) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Shareholder herein untrue or incorrect in any material respect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Shareholder agrees that any such prohibited action shall and will be enjoined. In furtherance of this Agreement, concurrently herewith, such Shareholder shall, and hereby authorizes Parent, Sub, the Company and their respective counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of such Shareholder’s Subject Shares and that this Agreement places limits on the voting and transfer of such Subject Shares. If any involuntary Transfer of any or all of such Shareholder’s Subject Shares shall occur (including, if applicable, a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees or the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, any Shareholder may Transfer Subject Shares to one or more partners or members of such Shareholder or to an affiliated entity under common control with such Shareholder or to any trustee or beneficiary of the trust, provided, that such a Transfer shall be permitted only if, as a precondition, the transferee of such Subject Shares agrees in writing, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall be deemed to constitute a Shareholder for all purposes of this Agreement. If so requested by Parent, such Shareholder agrees that the Subject Shares shall bear a legend stating that the respective Subject Shares are subject to this Agreement, provided such legend shall be removed if the Offer is terminated or withdrawn or the Merger Agreement is terminated in accordance with its terms or if this Agreement is otherwise terminated in accordance with the terms hereof.

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Section 4.02        Appraisal Rights. Such Shareholder acknowledges that he or it shall not have any dissenters’ rights provided for in the MBCA in connection with the Transactions. Notwithstanding the foregoing, such Shareholder hereby irrevocably and unconditionally (a) agrees not to make a written demand or file a petition for appraisal, and waives and agrees not to exercise any appraisal, dissenters’ or similar rights pursuant to Section 762 of the MBCA or otherwise in respect of such Shareholder’s Subject Shares that may arise in connection with the Offer or the Merger, and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent, Sub or any of their respective successors or affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, including any claim (x) challenging the validity of or seeking to enjoin the operation of any provision of this Agreement, other than claims or actions arising out of any breach of this Agreement by Parent or Sub, or (y) alleging any breach of any fiduciary duty of the Company’s board of directors in connection with the negotiation, execution and delivery of the Merger Agreement or the consummation of the Transactions contemplated thereby, including the Merger.

Section 4.03        Documentation and Information. Such Shareholder consents to and hereby authorizes Parent, Sub and the Company to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity in connection with the Transactions, and any press release or other disclosure document that Parent or Sub reasonably determines to be necessary in connection with the Offer, the Merger and any other Transactions contemplated by the Merger Agreement, such Shareholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of such Shareholder’s commitments and obligations under this Agreement, and such Shareholder acknowledges that Parent and Sub may file this Agreement or a form hereof with the SEC or with any other Governmental Entity. Such Shareholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Shareholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4.04        Adjustments. In the event of any stock split (including a reverse stock split), stock dividend, distribution, merger, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares, as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

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Section 4.05        No Solicitation. Unless the Agreement has been terminated, such Stockholder shall not take, or fail to take, any action that would be a breach of Section 5.03(a) of the Merger Agreement if taken, or not taken, by the Company. Notwithstanding the foregoing or any other provision of this Agreement, such Shareholder and its Representatives and affiliates may participate in discussions and negotiations with any person (or its Representatives) from whom the Company has received a bona fide written Competing Proposal that did not result from a breach of Section 5.03 of the Merger Agreement if and to the extent that (a) the Company is entitled to, and is, engaging in discussions or negotiations with such person in accordance with Section 5.03 of the Merger Agreement and (b) such Shareholder’s and its Representatives’ negotiations and discussions are in conjunction with the Company’s discussions and negotiations and otherwise comply with Section 5.03(a) of the Merger Agreement as if such Shareholder and its Representatives were bound thereby. Each Shareholder shall not, and shall use commercially reasonable efforts to cause its affiliates not to, make any Competing Proposal.

Section 4.06        Notice of Acquisitions. Each Shareholder hereby agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) of the number of any additional shares of Company Common Stock or other securities of the Company of which Shareholder acquires beneficial ownership on or after the date hereof.

Article V

MISCELLANEOUS

Section 5.01        Termination. This Agreement shall terminate automatically with respect to a Shareholder, without any notice or other action by any person, upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the entry into any material amendment or modification to the Merger Agreement without the consent of such Shareholder that results in a decrease in, or change in the form of, the Offer Price or the Merger Consideration (except as otherwise permitted under the Merger Agreement), (d) the date the Offer shall have terminated or expired with no further extensions or re-extensions of the Offer being permitted or required pursuant to the Merger Agreement, in each case without acceptance for payment of the Subject Shares pursuant to the Offer or (e) the mutual written consent of Parent and such Shareholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) the provisions of this Article V shall survive any termination of this Agreement and (y) nothing set forth in this Section 5.01 shall relieve any party from liability for any breach of this Agreement prior to termination hereof.

Section 5.02        Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger are consummated.

Section 5.03       Entire Agreement. This Agreement, together with Schedule A, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and except as provided by Section 5.11, this Agreement is not intended to grant standing to any person other than the parties hereto.

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Section 5.04        Amendments and Waivers. Any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party waiving such provision. At any time and from time to time prior to the Acceptance Time, either party may, to the extent permissible under applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements for the benefit of such party contained herein. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 5.05        Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, that (a) Parent or Sub may assign any of their respective rights and obligations to any person to whom the Merger Agreement is assigned in accordance with Section 8.05 thereof, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder and (b) each Shareholder may assign his or its rights and obligations to any person to whom the Subject Shares are transferred in accordance with Section 4.01. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5.05 shall be null and void.

Section 5.06        Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery, if personally delivered to the party to be notified; (b) when sent, if sent by email or facsimile, to the party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 5.06 and either (ii)(A) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 5.06 or (B) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” replies) or facsimile or any other method described in this Section 5.06; or (c) when delivered, if sent by a courier (with confirmation of delivery); in each case to the party to be notified at (x) in the case of any notice to Parent or Sub, to the address, facsimile number or email address set forth in Section 8.02 of the Merger Agreement and (y) if to a Shareholder, to such Shareholder’s address, facsimile number or email address set forth opposite such Shareholder’s name on Schedule A hereto, or to such other address, facsimile number or email address as such party may hereafter specify for such purpose by written notice to Parent delivered in accordance with this Section 5.06.

Section 5.07        Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.07 and each party irrevocably waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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Section 5.08        Jurisdiction. Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of his or its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (a) any claim that he or it is not personally subject to the jurisdiction of the above named courts, (b) any claim that he or it, or his or its property, is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii)  this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 5.06; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 5.09        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

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Section 5.10        Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except to the extent the Laws of the State of Michigan are mandatorily applicable.

Section 5.11        No Third-Party Beneficiaries. Each of the parties agrees that his or its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and, except as otherwise set forth herein, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties.

Section 5.12        Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 5.13        Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, the parties shall negotiate in good faith to determine a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 5.14        No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Company’s board of directors has approved the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by all parties hereto.

Section 5.15        Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

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Section 5.16        Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. References to “$” shall mean United States dollars. Any reference to days means calendar days unless Business Days are expressly specified. References to “written” or “in writing” include in electronic form.

Section 5.17        Capacity as a Shareholder. Shareholder signs this Agreement solely in Shareholder’s capacity as a shareholder of the Company, and not in Shareholder’s capacity as a director, officer or employee of the Company or any Company Subsidiary. Nothing herein shall in any way restrict any Shareholder who is a director or officer of the Company in the exercise of his or her fiduciary duties solely as a director or officer of the Company or prevent or be construed to create any obligation on the part of any such Shareholder from taking any action solely in his or her capacity as a director or officer of the Company.

Section 5.18        Further Assurances. From time to time and without additional consideration, each Shareholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as Parent or Sub may reasonably request for the purpose of carrying out and furthering the intent of this Agreement or as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties have duly executed this Agreement or caused this Agreement to be duly executed by such party on its behalf as of the date first written above.

UNITEDHEALTH GROUP INCORPORATED

By:
Name:
Title:

DENALI MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

PHILIP R. HAGERMAN, INDIVIDUALLY AND AS TRUSTEE OR CO-TRUSTEE OF THE TRUSTS FOR WHICH HE IS IDENTIFIED AS TRUSTEE ON THE ATTACHED SCHEDULE A

PHILIP R. HAGERMAN

JOCELYN HAGERMAN, INDIVIDUALLY AND AS TRUSTEE OR CO-TRUSTEE OF THE TRUSTS FOR WHICH SHE IS IDENTIFIED AS TRUSTEE ON THE ATTACHED SCHEDULE A

By:
JOCELYN HAGERMAN

AMY GLENN, AS INDEPENDENT TRUSTEE OR CO-TRUSTEE OF THE TRUSTS FOR WHICH SHE IS IDENTIFIED AS INDEPENDENT TRUSTEE OR CO-TRUSTEE ON THE ATTACHED SCHEDULE A

By:
Name: AMY GLENN
Title: CO-TRUSTEE

[Signature Page to Tender and Support Agreement]

SCHEDULE A

Name of Shareholder	Shareholder Address	Shares of Company Common Stock
PHILIP R. HAGERMAN	[***]	35,871
PHILIP R HAGERMAN REVOCABLE TRUST (PHILIP HAGERMAN SOLE TRUSTEE)	[***]	1,280,099
2007 HAGERMAN FAMILY GST TRUST (AMY GLENN INDEPENDENT TRUSTEE)	[***]	3,391,609
JH GST TRUST 2007 (PHILIP HAGERMAN SOLE TRUSTEE)	[***]	3,600,091
2013 IRREVOCABLE EXEMPT TRUST FOR THOMAS R. HAGERMAN (AMY GLENN INDEPENDENT TRUSTEE)	[***]	1,475,876
2013 IRREVOCABLE EXEMPT TRUST FOR TAYLOR G. HAGERMAN (AMY GLENN INDEPENDENT TRUSTEE)	[***]	1,475,876
2013 IRREVOCABLE EXEMPT TRUST FOR JENNIFER K. HAGERMAN (PHILIP HAGERMAN SOLE TRUSTEE)	[***]	1,311,292
2013 IRREVOCABLE EXEMPT TRUST FOR MEGAN LINEBERGER (PHILIP HAGERMAN SOLE TRUSTEE)	[***]	1,075,293
2014 IRREVOCABLE EXEMPT TRUST FOR THOMAS R. HAGERMAN (AMY GLENN INDEPENDENT TRUSTEE)	[***]	313,337
2014 IRREVOCABLE EXEMPT TRUST FOR TAYLOR G. HAGERMAN (AMY GLENN INDEPENDENT TRUSTEE)	[***]	313,337
2014 IRREVOCABLE EXEMPT TRUST FOR JENNIFER K. HAGERMAN (PHILIP HAGERMAN SOLE TRUSTEE)	[***]	313,337
2014 IRREVOCABLE EXEMPT TRUST FOR MEGAN LINEBERGER (PHILIP HAGERMAN SOLE TRUSTEE)	[***]	313,337

JOCELYN HAGERMAN LIVING TRUST (JOCELYN HAGERMAN SOLE TRUSTEE)	[***]	367,528
JH MARITAL TRUST (PHILIP HAGERMAN SOLE TRUSTEE)	[***]	263,500
PH MARITAL TRUST (JOCELYN HAGERMAN AND AMY GLEN CO-TRUSTEES)	[***]	272,000
IRREVOCABLE TRUST FOR THOMAS HAGERMAN (AMY GLENN INDEPENDENT TRUSTEE)	[***]	394,910
IRREVOCABLE TRUST FOR TAYLOR HAGERMAN (AMY GLENN INDEPENDENT TRUSTEE)	[***]	394,910
IRREVOCABLE NON-EXEMPT TRUST FOR THOMAS HAGERMAN (AMY GLENN INDEPENDENT TRUSTEE)	[***]	367,256
IRREVOCABLE NON-EXEMPT TRUST FOR TAYLOR HAGERMAN (AMY GLENN INDEPENDENT TRUSTEE)	[***]	367,256

Exhibit B

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THE COMPANY

[ATTACHED]

B-1

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

DIPLOMAT PHARMACY, INC.

ARTICLE I

NAME

The name of the corporation is Diplomat Pharmacy, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND RESIDENT AGENT

The address of the registered office of the Corporation in the State of Michigan is 40600 Ann Arbor Road East, Suite 201, Plymouth, Michigan 48170, and the name of the resident agent for service of process at such address is The Corporation Company.

ARTICLE III

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Michigan Business Corporation Act (the “Act”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100) shares, no par value.

ARTICLE V

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors. The directors of the Corporation shall serve until the annual meeting of the shareholders of the Corporation or until their successor is elected and qualified. The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of the directors of the Corporation need not be by written ballot. Except as otherwise provided in these Articles of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the board of directors.

ARTICLE VI

EXCULPATION OF DIRECTORS

No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for any of the following: (a) the amount of a financial benefit received by a director to which he or she is not entitled; (b) intentional infliction of harm on the Corporation or its shareholders; (c) a violation of Section 551 of the Act; or (d) an intentional criminal act. Any repeal or modification of this Article VI shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated to the fullest extent permitted by applicable law, as so amended.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred by the Act, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND ARTICLES OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of Michigan in force at the time may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of any nature conferred upon shareholders, directors or any other persons by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.